EXHIBIT 10.1

£450,000,000
CREDIT AGREEMENT
Dated as of October 12, 2018

among
CSC COMPUTER SCIENCES INTERNATIONAL OPERATIONS LIMITED

as the Borrower

DXC TECHNOLOGY COMPANY
as the Company
THE LENDERS FROM TIME TO TIME PARTY HERETO
as Lenders

LLOYDS BANK PLC

as the Administrative Agent
LLOYDS BANK PLC,
CITIBANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MIZUHO BANK, LTD.,
MUFG BANK, LTD. and
RBC CAPITAL MARKETS
as Joint Lead Arrangers

1

2

SCHEDULES

Schedule I	Initial Lenders’ Initial Commitments
Schedule 1.01	Litigation and Investigations	1.01-1
Schedule 1.02	Administrative Agent’s Address	1.02-1
Schedule 1.03	Timetables	1.03-1

EXHIBITS

Exhibit A	Form of Assignment and Assumption	A-1
Exhibit B-1	Form of Opinion of CMS Cameron McKenna LLP	B-1-1
Exhibit B-2	Form of Opinion of William L. Deckelman, Jr., Counsel for the Company	B-2-1
Exhibit C	Form of Notice of Borrowing	C-1

3

CREDIT AGREEMENT
Dated as of October 12, 2018
This CREDIT AGREEMENT is entered into as of October 12, 2018, among CSC Computer Sciences International Operations Limited (company number 7073279), a company incorporated in England (the “Borrower”), DXC Technology Company, a Nevada corporation (formerly known as Everett SpinCo, Inc.) (the “Company”), the Lenders from time to time party hereto, and Lloyds Bank plc, as administrative agent (the “Administrative Agent”).
In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Company, the Lenders and the Administrative Agent agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning specified in the recital of parties.
“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Lloyds Bank plc at its office at Citymark, 150 Fountainbridge, Edinburgh EH3 9PE, Account No. 00002727, Reference: CSC Computer Sciences.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means an Initial Advance or an Incremental Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer (as such term is used in Regulation S-K promulgated under the Securities Act of 1933, as amended) of such Person.
“Agency Fee Letter” means the fee letter dated the date of this Agreement between the Company and the Administrative Agent setting out fees payable to the Administrative Agent pursuant to Section 2.04(a).
“Agreement” means this Credit Agreement, as this Credit Agreement may be amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to each Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire or such other office as a Lender may from time to time notify the Company and the Administrative Agent.
“Applicable Margin” means 0.80% per annum.
“Appropriate Lender” means, at any time, with respect to any Class of Borrowing, a Lender that has a Commitment with respect to such Class at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangement Fee Letter” means the fee letter dated the date of this Agreement between the Company and the Administrative Agent setting out fees payable to the Administrative Agent, for the account of the Initial Lenders, pursuant to Section 2.04(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto.
“Availability Period” means the period from and including the Effective Date to and including the date that is 30 days thereafter.
“Bank Levy” means the bank levy introduced by Section 73 of and Schedule 19 to the Finance Act 2011 (as amended) and any other levy or Tax of a similar nature which is imposed by reference to the assets, liabilities or capital of any financial institution in any jurisdiction.
“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Base Reference Banks:
(i) in relation to LIBOR:
(A) (other than where paragraph (B) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(B) if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.
“Base Reference Banks” means, in relation to LIBOR, the principal London offices of such banks as may be appointed by the Administrative Agent in consultation with the Borrower.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning assigned to such term in the recital of parties.
“Borrowing” means a borrowing of Advances of the same Class made by each of the Appropriate Lenders pursuant to this Agreement on the same date to the Borrower pursuant to the same Notice of Borrowing.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.
“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.
“Change of Status Date” means the date on which the Borrower ceases to be a Subsidiary of the Company.
“Change of Status Maturity Date” means the earlier of (a) the last day of the Interest Period for the Advances outstanding on the Change of Status Date or (b) if the Lenders agree to waive the Borrower’s reimbursement obligations under Section 9.04(b), the date that is 45 days after the Change of Status Date.
“Class” means, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Initial Advances or Incremental Advances, when used in reference to any Commitment, refers to whether such Commitment is an Initial Commitment or an Incremental Commitment and when used in reference to any Lender, refers to whether such Lender has an Advance or Commitment with respect to the applicable Class.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means an Initial Commitment or an Incremental Commitment.
“Consolidated EBITDA” means, for any period, the sum of (a) net income, plus (b) to the extent (except in the case of clause (b)(xvii) below) deducted in determining net income for such period, the sum of (i) provisions for income taxes, plus (ii) consolidated interest expense and preferred dividends, plus (iii) depreciation and amortization (including, but not limited to, deferred financing costs, organization costs, goodwill, comprehensive income and non-compete amortization), plus (iv) extraordinary, unusual and non-recurring losses and charges, plus (v) other non-cash charges, plus (vi) fees, costs and expenses (including amounts in respect of settlements or judgments) related to, and any reserves established in respect of, the litigation and investigations identified on Schedule 1.01 hereto plus (vii) debt extinguishment charges and expenses, plus (viii) foreign currency translation losses, plus (ix) losses on investments, plus (x) mark-to-market and foreign currency conversion losses on hedging transactions and intercompany accounts, plus (xi) non-compete expenses, plus (xii) losses on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for taxes thereon, plus (xiii) minority interests, plus (xiv) charges and expenses arising from any changes in accounting with respect to pensions, plus (xv) charges and expense arising from any revaluation, lump-sum settlement, annuitization of pension assets and liabilities or contractual termination benefits, plus (xvi) fees, costs and expenses incurred in connection with any proposed or consummated acquisition permitted hereunder, plus (xvii) cost savings, operating expense reductions and synergies resulting from, or related to, mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives and actions that are projected by the Company in good faith to be realized within 12 months from the fiscal quarter ended immediately after a merger or other business combination, acquisition or divestiture is consummated or any other restructuring, cost savings initiative or other initiative or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of cost savings, operating expense reductions and synergies included pursuant to this clause (xvii), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, shall not exceed $250,000,000; provided further that no cost savings, operating expense reductions and synergies shall be added back pursuant to this clause (xvii) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, minus (c) to the extent included in the calculation of net income for such period, the sum of (i) extraordinary, unusual or non-recurring gains, plus (ii) debt extinguishment gains, plus (iii) foreign currency translation gains, plus (iv) gains on investments, plus (v) mark-to-market and foreign currency conversion gains on hedging transactions and intercompany accounts, plus (vi) gains on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for, taxes thereon, plus (vii) other income (including other income attributable to minority interests). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or

Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period. “Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of US$100,000,000 (or its equivalent in any other currency or currencies); provided that the Company may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than US$100,000,000 (or its equivalent in any other currency or currencies) as a Material Acquisition. “Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of US$100,000,000 (or its equivalent in any other currency or currencies); provided that the Company may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than US$100,000,000 (or its equivalent in any other currency or currencies) as a Material Disposition.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 2.04 payable to the Administrative Agent and the Lenders that are considered interest expense in accordance with GAAP, but excluding, however, net interest and charges in connection with cash pooling and multi-currency notional pooling programs).
“Consolidated Total Debt” means, as of any date of determination, all Debt (excluding Equity-linked Debt and “advances” and “overdrafts” in respect of cash pooling and multi-currency notional pooling programs) of the Company and its Subsidiaries on a consolidated basis.
“CTA” means the Corporation Tax Act 2009.
“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
(a)    Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(b)    Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(c)    liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;
(d)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property;
(e)    encumbrances arising under leases or subleases of real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted at such real property;
(f)    encumbrances arising under licenses or sublicenses of intellectual property granted in the ordinary course of such Person’s business;
(g)    financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business; and
(h)    liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances.
“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of the Company or its Affiliates and owned by the Company so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof and (ii) any value assigned to such policies on the consolidated financial statements of the Company and its Subsidiaries is net of the amount of such borrowings.
“Default Interest” has the meaning specified in Section 2.07.
“Effective Date” means the first date on which the conditions precedent set forth in Section 3.01 have been satisfied.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07 (b)(iii) and Section 9.07 (b)(vi) (subject to such consents, if any, as may be required under Section 9.07 (b)(iii).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, its Subsidiaries or any of its ERISA Affiliates.
“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions with or of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the pollution or protection of the environment or the release of any hazardous materials into the environment.
“Equity-linked Debt” means Debt that is required to be converted at, or prior to, maturity into equity securities of the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of the Company or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or its Subsidiaries and with respect to liabilities arising after such period for which the Company or its Subsidiaries could be liable under the Code or ERISA.
“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Company or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Company or any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Company, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by the Company or any ERISA Affiliate from any Multiemployer Plan or the termination of such

Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act Report” means, collectively, the Annual Reports of the Company on Form 10-K, from time to time, the Quarterly Reports on Form 10-Q, from time to time, and Reports on Form 8-K of the Company filed with or furnished to the SEC from time to time.
“Existing Credit Agreement” means that certain credit agreement dated as of December 16, 2015 among CSC Computer Sciences UK Holdings Limited, the Company, the lenders from time to time party thereto and Lloyds Bank plc, as administrative agent, as amended, supplemented or otherwise modified from time to time prior to the Effective Date.
“FATCA” means:
(a)    Sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)    any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)    any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:
(a)    in relation to a “withholdable payment” described in Section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States), July 1, 2014;

(b)    in relation to a “withholdable payment” described in Section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the United States), January 1, 2019; or

(c)    in relation to a “passthru payment” described in Section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, January 1, 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.
“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction.
“Funding Date” means each date on which the Initial Lenders make or are to make (as the case may be) an Initial Advance, which dates shall occur during the Availability Period.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Holding Company” has the meaning specified in Section 6.01 (h).
“Incremental Advances” means Advances made by one or more Incremental Lenders to the Borrower pursuant to this Agreement.
“Incremental Assumption Agreement” has the meaning specified in Section 2.18(b).
“Incremental Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.18, to make Incremental Advances to the Borrower.
“Incremental Facility” means, at any time, the aggregate amount of Incremental Commitments of the Incremental Lenders party to the Incremental Assumption Agreement related thereto.
“Incremental Facility Amendment” has the meaning specified in Section 2.18(a).
“Incremental Lender” shall mean any bank, financial institution or other investor with an Incremental Commitment or an outstanding Incremental Advance.
“Indemnified Person” has the meaning specified in Section 9.04 (c).

“Initial Advance” means a loan made by an Initial Lender to the Borrower during the Availability Period pursuant to Section 2.01(a)(i).
“Initial Commitment” means the commitment of an Initial Lender to make Initial Advances during the Availability Period in an aggregate principal amount not to exceed the amount for such Initial Lender set forth on Schedule I.
“Initial Lender” shall mean any bank, financial institution or other investor with an Initial Commitment or an outstanding Initial Advance.
“Interest Period” means the period commencing on the applicable Funding Date and ending three months thereafter, and each period thereafter commencing on the last day of the preceding Interest Period and ending three months thereafter; provided, however, that:
(a)    any Interest Period which would end after the Maturity Date will end on the Maturity Date;
(b)    any Interest Period that begins on the last Business Day of any calendar month, or on any day for which there is no corresponding day in the last month of such Interest Period, shall end on the last Business Day of the month at the end of such Interest Period;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d)    the initial Interest Period with respect to any Incremental Advance shall commence on the date of borrowing of such Incremental Advance and end on the last day of the Interest Period then applicable to the Advances outstanding immediately prior to the borrowing of such Incremental Advance.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.
“Interpolated Screen Rate” means, in relation to any Advance, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Advance; and
(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Advance,

each as of the Specified Time for the currency of that Advance.
“ITA” means the Income Tax Act 2007.
“Lenders” means the Initial Lenders, the Incremental Lenders, if any, and any other Person that shall become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBOR” means, in relation to any Interest Period with respect to any Advance:
(a) the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or
(b) as otherwise determined pursuant to Section 2.08 (b),
and, if that rate is less than zero, LIBOR shall be deemed to be zero.
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any interest of a vendor or lessor under any conditional sale or other title retention agreement and any lease in the nature thereof).
“Loan Document” means this Agreement, the Agency Fee Letter, the Arrangement Fee Letter and any Note.
“Majority Lenders” means at any time Lenders holding greater than 66 2/3 % of the sum of (i) the then unpaid principal amount of the Advances held by all Lenders and (ii) the unfunded Commitments of all Lenders then outstanding.
“Majority LIBOR Lenders” means at any time Lenders holding greater than 50% of the sum of (i) the then unpaid principal amount of the Advances held by all Lenders and (ii) the unfunded Commitments of all Lenders then outstanding.
“Maturity Date” means the earlier of (a) January 15, 2022 or, if such day is not a Business Day, the first Business Day thereafter and (b) the Change of Status Maturity Date or, if such day is not a Business Day, the first Business Day thereafter.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.
“Multiple Employer Plan” means a Single Employer Plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or an ERISA Affiliate and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made or held by such Lender.
“Participant” has the meaning specified in Section 9.07(d).
“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
“Protected Party” means a Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Loan Document.
“Qualifying Lender” means:
(a)    a Lender which is beneficially entitled to interest payable to that Lender in respect of an Advance under a Loan Document and is:

(i)    a Lender:

(A)    which is a bank (as defined for the purpose of Section 879 of the ITA) making an Advance (or a portion thereof) under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of such Advance (or such portion) or would be within such charge as respects such payments apart from Section 18A of the CTA; or

(B)    in respect of an Advance (or a portion thereof) made by a person that was a bank (as defined for the purpose of Section 879 of the ITA) at the time that such Advance (or such portion) was made and within the charge to UK corporation tax as respects any payments of interest made in respect of such Advance (or such portion); or,

(ii)    a Treaty Lender; or

(b)    a Lender which is a building society (as defined for the purpose of Section 880 of the ITA) making an Advance (or a portion thereof) under a Loan Document.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Register” has the meaning specified in Section 9.07 (c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Interbank Market” means the London interbank market.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate with the consent of the Company (not to be unreasonably withheld or delayed).

“Significant Subsidiary” means, at any time, the Borrower and any Subsidiary of the Company which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of the Company determined in accordance with GAAP.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Specified Time” means a time determined in accordance with Schedule 1.03 hereto.
“Sterling” and “£”means the lawful currency of England.
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and “Tax” and “Taxation” shall be construed accordingly.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by a Borrower to a Lender under Section 2.12 (a) (Tax Gross-Up) or a payment under Section 2.12 (b) (Tax Indemnity).
“Treaty Lender” means a Lender which:
(a)    is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)    does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in an Advance is effectively connected; and
(c)    meets all other conditions in the Treaty for full exemption from Tax on interest in the UK, assuming the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the UK which makes provision for full exemption from Tax imposed by the UK on interest.
“UK” means the United Kingdom of Great Britain and Northern Ireland.
“US Tax Borrower” means:
(a)    a Borrower which is resident for tax purposes in the United States of America; or
(b)    a Borrower some or all of whose payments under the Loan Documents are from sources within the United States for US federal income tax purposes.
“VAT” means:
(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere.
“US$” each means lawful currency of the United States of America.
“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01 (e). All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01 (e). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement. If at any time any change in GAAP or the required adoption by the Company of international financial reporting standards would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the adoption of such international financial reporting standards (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e) and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the adoption of such international financial reporting standards. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on the date hereof, notwithstanding any modification or interpretative change thereto after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary thereof at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.
ARTICLE II
AMOUNT AND TERMS OF THE ADVANCES
Section 2.01    The Advances.
(b)    (i)     Each Initial Lender severally agrees, on the terms and conditions hereinafter set forth, to make up to three Initial Advances denominated in Sterling during the Availability Period to the Borrower in an aggregate principal amount not to exceed its Initial Commitment.
(ii)    Each Incremental Advance shall be made by the applicable Incremental Lender on the date and in the amount provided for in the applicable Incremental Facility Amendment.

(c)    The Borrower may make up to three borrowings of the Initial Advances, each of which shall be made on a Funding Date during the Availability Period. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. The relevant portion of the Initial Commitment of each Initial Lender shall terminate immediately and without further action on each Funding Date after giving effect to the funding of such portion of such Initial Lender’s Initial Commitment on such date.

Section 2.02    Making the Advances(a)    (i)    Each Borrowing of Initial Advances shall be made by delivery of a notice (a “Notice of Borrowing”), given not later than 12:00 noon (London time) on the second Business Day prior to each proposed Funding Date, by the Company to the Administrative Agent, which shall give to each Initial Lender prompt notice thereof. Such Notice of a Borrowing, in substantially the form of Exhibit C hereto, shall specify therein the requested (i) Funding Date for such Borrowing, (ii)  Class of such Borrowing and (iii) aggregate amount of such Borrowing. Each Initial Lender shall, before 11:00 A.M. (London time) on the requested Funding Date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, in same day funds, such Lender’s ratable portion of such Borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(ii)    Each Borrowing of Incremental Advances shall be made on such notice and funded at such time as shall be provided in the applicable Incremental Facility Amendment.

(b)    Anything in subsection (a) above to the contrary notwithstanding, if any Appropriate Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case after the Effective Date, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make the Advances or to fund or maintain all or a portion of the Advances hereunder, the Commitment of such Lender to make the Advances or to maintain all or a portion of the Advances shall forthwith be suspended until the Administrative Agent shall notify the Company and the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist and the Borrower shall prepay the portion of the Advances held by such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Advance to such day, or immediately, if such Lender may not lawfully continue to maintain such portion of the Advances.
(c)    Unless the Administrative Agent shall have received notice from an Appropriate Lender at least one hour prior to the time any Borrowing is due to be funded by the Appropriate Lenders that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)    The failure of any Lender to make an Advance to be made by it as part of any Borrowing shall not relieve any other Appropriate Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(e)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower.
Section 2.03    [Reserved].
Section 2.04    Fees.     The Company agrees to pay (a) to the Administrative Agent, the fees payable pursuant to the Agency Fee Letter and (b) to the Administrative Agent, for the account of each Initial Lender, the fees payable pursuant to the Arrangement Fee letter, in each case in the amounts and at the times specified in such letters.
Section 2.05    [Reserved].
Section 2.06    Repayment and Prepayment of the Advances.
(a)    Repayment on Maturity Date. The Borrower shall repay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Advances on the Maturity Date.
(b)    [Reserved].
(c)    Voluntary Prepayments of the Advances. The Borrower shall not have any right to prepay any principal amount of the Advances other than as provided in this subsection (c). The Borrower may, at any time after the applicable Funding Date, and upon notice to the Administrative Agent provided not later than 12:00 noon (London time) at least two Business Days prior to the proposed date of prepayment, in each case stating the proposed date and principal amount of the prepayment, prepay such stated amount; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of not less than £5,000,000 and (ii)  the Borrower shall pay all accrued interest to the date of such prepayment on the portion of the Advances being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).
Section 2.07    Interest on the Advances. The Borrower shall pay interest accrued on the principal amount of the Advances outstanding from time to time (i) in the case of the Initial Advances, from the applicable Funding Date and (ii) in the case of any Incremental Advances, from the date on which such Incremental Advances are made, until such principal amount shall be paid in full at a rate per annum equal at all times during the Interest Period for the applicable Advances to the sum of LIBOR for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period; provided that the Administrative Agent may, upon the request of the Majority Lenders, require that the Borrower pay interest (“Default Interest”) on any principal amount of the Advances which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, and upon acceleration of the Advances, Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
Section 2.08    Interest Rate Determination.
(b)    The Administrative Agent shall give prompt notice to the Company, the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07.
(c)    If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(d)    If no Screen Rate is available for LIBOR for:
(A)    the currency of a Loan; or
(B)    the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Base Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(e)    If paragraph (c) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Section 2.08(e) below shall apply to that Loan for that Interest Period.
(f)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Majority LIBOR Lenders notify the Administrative Agent (with, in the case of the Majority LIBOR Lenders, a copy to the Company) that the Company or Majority LIBOR Lenders (as applicable) have determined, that:

(A)    adequate and reasonable means do not exist for ascertaining LIBOR for the applicable currency and the requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(B)    the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) giving due consideration to the then prevailing market convention broadly accepted by the syndicated loan market for determining a rate of interest for syndicated loans at such time (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Majority LIBOR Lenders have delivered to the Administrative Agent written notice that such Majority LIBOR Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances shall be suspended (to the extent of the affected Advances or Interest Periods). Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of Advances (to the extent of the affected Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Advances bearing interest at a rate for short term borrowings of Sterling determined in good faith by the Agent in a manner substantially consistent with market practice in consultation with the Company and, notwithstanding anything to the contrary in Section 9.01, such rate shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed rate to all Lenders unless, prior to such time, Lenders comprising the Majority LIBOR Lenders have delivered to the Administrative Agent written notice that such Majority LIBOR Lenders do not accept such rate, in each case in the amount specified therein.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Reference Bank Rate and Interest Period and any related definitions, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent and with the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines with the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned)). For the avoidance of doubt, any amendment effectuating any LIBOR Successor Rate Conforming Changes shall be subject to the Company’s approval.
Section 2.09    [Reserved].
Section 2.10    Increased Costs.
(a)    If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the Effective Date, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, there shall be any increase in the cost (other than with respect to Taxes) to any Lender of agreeing to make or making, funding or maintaining a portion of the Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Company, the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt and notwithstanding anything in this Section to the contrary, this Section 2.10(b) shall apply to the implementation or application of, or compliance with, Basel III or CRD IV and any law or regulation that implements or applies Basel III or CRD IV, regardless of the date enacted, adopted, issued or implemented.
(c)    If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Section 2.10 and Section 2.12 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Company or at a time when the circumstances giving rise to such greater payment did not exist.
(d)    Section 2.10 (a) and Section 2.10 (b) do not apply to the extent any increased cost is (i) attributable to a Tax Deduction required by law to be made by the Borrower, (ii) attributable to a FATCA Deduction required to be made by a party, (iii) compensated for by Section 2.12 (b)(or would have been compensated for under Section 2.12 (b) but was not so compensated solely because of the exclusions in Section 2.12 (b) applied) or (iv) is attributable to the implementation or application of, or compliance with, a Bank Levy.

(e)    In this Section 2.10:

(i)	“Basel III” means:
(A)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)    the rules for global systematically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirements – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“CRD IV” means:
(A)     Regulation (EU) No 575/2013 of European parliament and of Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)    Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/97/EC and repealing Directives 2006/481/EC and 2006/49 EC.

Section 2.11    Payments and Computations.
(a)    The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, the Advances) not later than 1:00 P.M. (London time) on the day when due in Sterling to the Administrative Agent at its address referred to in Schedule 1.02 in same day funds, without setoff, deduction or counterclaim. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, the Advances not later than 11:00 A.M. on the day when due to the Administrative Agent, by deposit of such funds to the Administrative Agent’s Account in same day funds, without setoff, or counterclaim. Subject to the immediately succeeding sentence, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably to the Lenders for the account of their respective Applicable Lending Offices and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender’s outstanding Advances to the Lenders for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07 (c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest shall be made by the Administrative Agent on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of the Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the cost of funds incurred by the Administrative Agent in respect of such amount.
Section 2.12    Taxes.
Unless a contrary indication appears, in this Section 2.12 a reference to “determines” or “determined” means a determination made in good faith and acting reasonably by the person making the determination.
(a)    Tax Gross-Up
(i)    The Borrower shall make all payments to be made by it to a Lender without any Tax Deduction, unless a Tax Deduction is required by law.
(ii)    The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Borrower.
(iii)    If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(iv)    A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by the UK, if on the date on which the payment falls due:
(A)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(B)    the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (vii) below.
(v)    If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(vi)    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(vii)    A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without a Tax Deduction.
(b)    Tax Indemnity
(i)    The Borrower shall (within ten Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Loan Document.
(ii)    Paragraph (i) above shall not apply:
(A)    with respect to any Tax assessed on a Lender:
(1)    under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or
(2)    under the law of the jurisdiction in which that Lender’s Applicable Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is: imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or attributable to the implementation or application of, or compliance with the Bank Levy; or
(B)    to the extent a loss, liability or cost is compensated for by an increased payment under Section 2.12 (a) (Tax gross-up) or relates to a FATCA Deduction required to be made by a party.
(iii)    A Protected Party making, or intending to make a claim under paragraph (i) above shall promptly notify (with reasonable details) the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower.
(iv)    A Protected Party shall, on receiving a payment from a Borrower under this Section 2.12 (b), notify the Administrative Agent.
(c)    Tax Credit
If the Borrower makes a Tax Payment and the relevant Lender determines that:
(i)    a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)    that Lender has obtained and utilized that Tax Credit, the Lender shall pay an amount to the Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
If the Borrower makes a Tax Deduction in respect of a payment of interest to a Treaty Lender, and Section 2.12 (a) applies to increase the amount of the payment due to that Treaty Lender from the Borrower, the Borrower must promptly provide the Treaty Lender with a tax deduction certificate evidencing the Tax Deduction. The Treaty Lender must, within a reasonable period following receipt of the certificate, apply to the appropriate tax authority for a refund of the amount of the Tax Deduction and on receipt by the Treaty Lender of that amount, that refund will be considered a Tax Credit and this Section 2.12 (c) will apply.

(d)    Lender Status Confirmation
Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party to this Agreement, and for the benefit of the Administrative Agent and without liability to the Borrower, which of the following categories it falls in:
(i)    not a Qualifying Lender;
(ii)    a Qualifying Lender (other than a Treaty Lender); or
(iii)    a Treaty Lender.
If such Lender fails to indicate its status in accordance with this Section 2.12 (d) then such Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.12 (d).

(e)    Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document, except any such duty or Tax payable solely in respect of an Assignment and Assumption or any other document pursuant to which a Lender assigns (in whole or in part) its interest in the Loan or pursuant to which a Lender changes its Applicable Lending Office.
(f)    VAT
(i)    All amounts expressed to be payable under a Loan Document by any party hereto to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, such party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to such party).
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph A applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party hereto to reimburse or indemnify a Lender for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)    Any reference in this Section 2.12 (f) to any party hereto shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant Member State) or under any similar rules of the relevant jurisdiction.
(v)    In relation to any supply made by a Lender to any party hereto under a Loan Document, if reasonably requested by such Lender, such party must promptly provide such Lender with details of such party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
(g)    FATCA Information
(i)    Subject to paragraph (iii) below, each party hereto shall, within ten Business Days of a reasonable request by another party hereto:
(A)    confirm to such other party whether it is:
(1)    a FATCA Exempt Party; or
(2)    not a FATCA Exempt Party; or
(B)    supply to such other party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as such other party reasonably requests for the purposes of such other party’s compliance with FATCA.
(ii)    If a party hereto confirms to another party hereto pursuant to paragraph (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, such party shall notify such other party reasonably promptly.
(iii)    Paragraph (i) above shall not oblige any Lender to do anything which would in its reasonable opinion constitute a breach of:
(A)    any law or regulation;
(B)    any fiduciary duty; or
(C)    any duty of confidentiality.
(iv)    If a party hereto fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (i) above (including, for the avoidance or doubt, where paragraph (iii) above applies), then:

(A)    if such party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Loan Documents as if it is not a FATCA Exempt Party; and
(B)    if such party failed to confirm its applicable “passthru payment percentage” then such party shall be treated for the purposes of the Loan Documents (and payments made there under) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

(v)    If the Borrower is a US Tax Borrower, or where the Administrative Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:
(A)    where the Borrower is a US Tax Borrower and the relevant Lender is an Original Lender, the date of this Agreement;
(B)    where the Borrower is a US Tax Borrower and the relevant Lender is a new lender, the date upon which such Lender becomes a Lender; or
(C)    where the Borrower is not a US Tax Borrower, the date of a request from the Administrative Agent, supply to the Administrative Agent:
(1)    a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or
(2)    any withholding statement and other documentation, authorizations and waivers as the Administrative Agent may require to certify or establish the status of such Lender under FATCA.
The Administrative Agent shall provide any withholding certificate, withholding statement, documentation, authorizations and waivers it receives from a Lender pursuant to this paragraph (v) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorizations and waivers provided without further verification. The Administrative Agent shall not be liable for any action taken by it under or in connection with this paragraph (v).

(vi)    Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorizations and waivers provided to the Administrative Agent pursuant to paragraph (v) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificates, withholding statement, documentation, authorizations and waivers or promptly notify the Administrative Agent in writing of its legal inability to do so. The

Administrative Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorizations and waivers to the Borrower. The Administrative Agent shall not be liable for any action taken by it under or in connection with this paragraph (vi).
(h)    FATCA Deduction
(i)    Each party hereto may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no party hereto shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii)    Each party hereto shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party hereto to whom it is making the payment and, in addition, shall notify the Borrower, the Administrative Agent and the other Lenders.

(i)    Each Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Section 2.10 or Section 2.12, including, but not limited to, transferring its rights and obligations under the Loan Documents to another Affiliate or Applicable Lending Office. This Section 2.12 (i) does not in any way limit the obligations of the Borrower under the Loan Documents.

Section 2.13    Sharing of Payments, Etc.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any portion of the Advances or other obligations hereunder held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of the Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Advances and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Advances to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.14    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advances owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to or to be made by such Lender, the Borrower shall promptly execute and deliver to such Lender promissory notes or other evidence of such indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender, payable to the order of such Lender in a principal amount equal to the Advances held or to be made by such Lender; provided, however, that the execution and delivery of such promissory note or other evidence of indebtedness shall not be a condition precedent to the making of the Advances under this Agreement.
(b)    The Register maintained by the Administrative Agent pursuant to Section 9.07 (c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Advances and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, if any, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.
Section 2.15    Use of Proceeds.
(a)    The Advances shall be used by the Borrower (i) first, to repay advances under the Existing Credit Agreement, until such advances have been repaid in full and (ii) thereafter, for general corporate purposes.
(b)    No portion of the proceeds of the Advances shall be used by the Borrower or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(c)    The Borrower will not knowingly use, and the Company shall procure that it and its Subsidiaries and their respective directors, officers, employees and agents shall not knowingly use, the proceeds of the Advances (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 2.16    [Reserved].
Section 2.17    Mitigation Obligations; Replacement of Lenders; Non-Ratable Termination of Commitments.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or holding its portion of the Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.12, or eliminate such unlawfulness, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17 (a), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10, Section 2.12 or Section 9.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Advance, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04 (b)) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    no Event of Default or Potential Event of Default shall have occurred and be continuing.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
(c)    Non-Ratable Termination of Commitments. If any Lender requests compensation under Section 2.10 and the Majority Lenders are not also doing the same, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and the Borrower is not also required to make such payments to the Majority Lenders, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17 (a), then the Company may, upon notice to such Lender and the Administrative Agent, terminate the Commitments of such Lender in full; provided that:
(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Advance, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04 (b)) from the Borrower; and
(ii)    no Event of Default or Potential Event of Default shall have occurred and be continuing.
The Commitments of a Lender may not be terminated if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to terminate such Commitment cease to apply.
Section 2.18    Incremental Commitments.
(a)    The Borrower may, by written notice to the Administrative Agent on any three occasions prior to the Maturity Date, request Incremental Commitments in an aggregate amount not to exceed £100,000,000 from one or more Incremental Lenders (which may include any existing Lender); provided, that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 9.07. Such notice shall set forth (A) the amount of the Incremental Commitments being requested (which shall be in an amount not less than £20,000,000 individually and integral multiples of £5,000,000 in excess thereof), (B) the date on which such Incremental Commitments are requested to become effective and (C) the terms of such Incremental Commitments (which terms shall be subject to Section 2.18(e) below). The designation of Incremental Commitments as Advances shall be made pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Company, the Administrative Agent and each applicable Incremental Lender. No Lender shall be obligated to increase its Commitments pursuant to this Section 2.18 unless it so agrees.
(b)    The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an agreement in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Assumption Agreement”) to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Advances to be made thereunder, and the Incremental Advances thereunder shall be subject to Section 2.18(e) below and otherwise be made on terms and conditions agreed to by the Borrower and the applicable Incremental Lenders, and acceptable to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
(c)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Advances, when originally made, are included in each Borrowing of outstanding Advances on a pro rata basis.
(d)    Notwithstanding the terms of Section 9.01, any Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the provisions of this Section, a copy of which shall be made available to each Lender.
(e)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.18 unless:

(i)
on the date of such effectiveness (unless otherwise agreed among the Incremental Lenders, the Company and the Borrower, and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed)): (A) the representations and warranties set forth in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and the Administrative Agent (acting at the direction of the applicable Incremental Lenders) shall have received a certificate to that effect dated such date and executed by the Company and (B) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such Incremental Commitment;

(ii)
the Administrative Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation (including opinions of counsel) as the Administrative Agent (acting at the direction of the applicable Incremental Lenders) shall reasonably request;

(iii)	the Incremental Advances made pursuant to any Incremental Commitment shall have terms identical to the existing Advances, including with respect to maturity date and interest rate margins; and

(iv)	the fee paid to any Incremental Lender in connection with its Incremental Commitment shall not exceed, on a percentage of their respective Commitments basis, the fee paid to any Initial Lender.

ARTICLE III
CONDITIONS OF LENDING
Section 3.01    Condition Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent receives on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(a)    This Agreement, executed by the Borrower, the Company, the Administrative Agent and each Initial Lender listed on Schedule I attached hereto;
(b)    Copies of (i) the resolutions of the Board of Directors of each of the Borrower and the Company, approving this Agreement, and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, in each case certified as of the Effective Date by a Director, the Secretary or an Assistant Secretary of the Borrower or the Company, as applicable;
(c)    A certificate of the Secretary, an Assistant Secretary or an officer of each of the Borrower and the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Borrower or the Company, as the case may be, authorized to sign this Agreement and the other documents to be delivered by the Borrower or the Company hereunder;
(d)    A certificate of the Secretary, an Assistant Secretary or an officer of each of the Borrower and the Company, dated the Effective Date, certifying the correctness and completeness of the copies of the Borrower’s and the Company’s Certificate of Incorporation and Bylaws or other constitutive documents previously delivered to the Administrative Agent, together, in the case of the Company, with a good standing certificate from the state of its incorporation, each to be dated a recent date prior to the Effective Date;

(e)    A favorable opinion of CMS Cameron McKenna Nabarro Olswang LLP, dated the Effective Date, substantially in the form of Exhibit B-1 hereto;
(f)    A favorable opinion of William L. Deckelman, Jr., Executive Vice President and General Counsel of the Company, dated the Effective Date, substantially in the form of Exhibit B-2 hereto;
(g)    A certificate of an authorized officer of the Company, dated the Effective Date, stating that the representations and warranties of the Company contained in Article IV are correct, in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the Effective Date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date, and that no Event of Default or Potential Event of Default exists on and as of the Effective Date; and
(h)    If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification for the Borrower.
Section 3.02    Conditions Precedent to Funding the Initial Advances. The obligation of the Initial Lenders to make the Initial Advances on the applicable Funding Date shall be subject to the further conditions precedent that, on the applicable Funding Date, the following statements shall be true (and acceptance by the Borrower of the proceeds of the Initial Advances shall constitute a representation and warranty by the Company that on the applicable Funding Date such statements are true):
(a)    The representations and warranties of the Company contained in Article IV (other than the representations set forth in the second sentence of Section 4.01 (e) and clause (i) of Section 4.01 (f)) are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the applicable Funding Date, before and immediately after giving effect to the funding of the Initial Advances and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date; and
(b)    No event has occurred and is continuing, or would result from the Initial Advances or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.
Section 3.03    Conditions Precedent to Funding the Incremental Advances. The obligation of any Incremental Lender to fund its Incremental Advances shall be subject to the conditions set forth in the applicable Incremental Facility Amendment.

Section 3.04    Existing Credit Agreement. The Lenders that are parties to the Existing Credit Agreement comprising the “Majority Lenders” as defined therein hereby waive any requirement of advance notice of prepayment of “Advances” (as defined in the Existing Credit Agreement) pursuant to Section 2.06 thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrower and the Company. The Company and, with respect to Section 4.01 (a), Section 4.01 (b), Section 4.01 (c) and Section 4.01 (d) to the extent such Sections relate to the Borrower, the Borrower represent and warrant as follows:
(a)    Due Organization, etc. Each of the Borrower and the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Borrower and, to the extent applicable, the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole. Each Significant Subsidiary of the Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation. Each such Subsidiary is duly qualified to do business in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(b)    Due Authorization, etc. The execution, delivery and performance by the Borrower and the Company of this Agreement are within the Borrower’s and the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s or the Company’s certificate of incorporation or bylaws or other constitutive documents or (ii) law or any material contractual restriction binding on or affecting the Borrower or the Company, as the case may be.
(c)    Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower or the Company of this Agreement except for those which have been obtained prior to the Effective Date and remain in full force and effect.
(d)    Validity. This Agreement is a valid and binding obligation of the Borrower and the Company enforceable against the Borrower and the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally, concepts of reasonableness and to the application of general principles of equity.
(e)    Condition of the Company. The consolidated balance sheet of the Company as at March 31, 2018, and the related consolidated statements of income and stockholders’ equity of the Company for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the consolidated financial condition of the Company as at such date and the consolidated results of the operations of the Company for the fiscal year ended on such date, all in accordance with GAAP consistently applied. There has been no material adverse change in the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, since March 31, 2018.
(f)    Litigation. There is no pending or (to the knowledge of the Company) threatened investigation, action or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) except as disclosed in the Exchange Act Reports filed prior to the Effective Date, would, if adversely determined, reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement.
(g)    Margin Regulations. No proceeds of the Advances will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates or would cause a violation of Regulation U or Regulation X.
(h)    Payment of Taxes. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date, the Company and each of its Significant Subsidiaries have filed or caused to be filed all Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due, including interest and penalties, except (i) for such Taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Company or any such Subsidiary, as the case may be and (ii) to the extent that the failure to file such returns or pay such Taxes would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(i)    Governmental Regulation. Neither the Borrower nor the Company is required to register as an investment company under the Investment Company Act of 1940, as amended.
(j)    ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date:

(i)
no ERISA Event has occurred or is reasonably expected to occur (other than for premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to the Company or its ERISA Affiliates of more than US$250,000,000 (or its equivalent in any other currency or currencies) over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01 (e);

(ii)
Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and, to the best knowledge of the Company, accurate, and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;

(iii)
as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to the Company or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed US$250,000,000 (or its equivalent in any other currency or currencies);

(iv)
the Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;

(v)
each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of the Company’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole; and

(vi)
neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV of ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to the Company or its ERISA Affiliates of more than US$250,000,000 (or its equivalent in any other currency or currencies).
(k)    Disclosure.

(i)
The documents, certificates and written materials furnished to the Administrative Agent or any Lender by or on behalf of the Company and/or the Borrower for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates and written materials furnished contemporaneously therewith, do not contain any untrue statement of fact or omit to state a material fact (known to the Company or the Borrower (as the case may be) in the case of any documents, certificates or written statements not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made; and

(ii)	As of the Effective Date, the information included in the Beneficial Ownership Certification with respect to the Borrower provided to any Lender is true and correct in all respects.
(l)    Insurance. The Company and its Subsidiaries (i) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses or (ii) maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured.
(m)    Environmental Matters. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date, (i) the Company and each of its Subsidiaries is in compliance with all Environmental Laws except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials by the Company or its Subsidiaries other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole. Other than disposals for which the Company has been indemnified in full, to the knowledge of the Company, all “hazardous waste” (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder, 40 CFR Part 261 (“RCRA”)) generated at the Company’s or any Subsidiaries’ properties have in the past been and are currently disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law, except to the extent where the failure to so dispose would not reasonably be expected have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.

(n)    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and to the knowledge of the Company its directors, officers, employees and Administrative Agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company any of the directors or officers of the Company, (b) to the knowledge of the Company or such Subsidiary, any director or officer of any Subsidiary of the Company or (c) to the knowledge of the Company, any employee or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE V
COVENANTS
Section 5.01    Affirmative Covenants of the Company. The Company covenants and agrees that the Company will, unless and until the Advances shall have been paid in full, unless Majority Lenders shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, such compliance to include, without limitation, (x) complying with all Environmental Laws and (y) paying before the same become delinquent all Taxes imposed upon it or upon its property except to the extent contested in good faith.
(b)    Reporting Requirements. Furnish to the Administrative Agent:

(i)
as soon as available and in any event within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the quarterly report (x) for such quarter for the Company, containing a consolidated balance sheet and consolidated statements of income and (x) for the period consisting of the fiscal year then elapsed, for the Company, containing consolidated statements of stockholders’ equity and cash flows;

(ii)
as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated annual audit report for such year for the Company, containing financial statements (including a consolidated balance sheet, consolidated statements of income, retained earnings and cash flows of the Company) for such year, accompanied by an opinion of Deloitte & Touche or other nationally recognized independent public accountants. The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the consolidated financial position of the Company as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)
together with each delivery of the report of the Company pursuant to clause (i) or clause (ii) above, a compliance certificate for the quarter or year, as applicable, executed by an authorized financial officer of the Company (A) stating, in the case of the financial statements delivered under Section 5.01 (b)(i) for such quarter, that such financial statements fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of operations of the Company and its Subsidiaries and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein), subject to the absence of footnotes and changes resulting from audit and normal year-end adjustment, (B) stating that such authorized financial officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such authorized financial officer does not have knowledge of the existence, as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or a Potential Event of Default or, if any such condition or event exists, specifying the nature thereof and what action the Company has taken, is taking and proposes to take with respect thereto and (C) demonstrating in reasonable detail compliance at the end of such accounting periods with the restrictions contained in Section 5.02 (c).

(iv)
promptly, and in any event within five days, after any authorized financial officer of the Company becomes aware of the occurrence of an Event of Default or Potential Event of Default continuing on the date of such statement, a statement of an authorized financial officer of the Company setting forth details of such Event of Default or Potential Event of Default and the action which the Company has taken and proposes to take with respect thereto;

(v)
promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Company or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Company or any of its Subsidiaries files with the FCA or any governmental authority that may be substituted therefor, or with any national securities exchange;

(vi)	promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department,

commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries, of the type described in Section 4.01 (f);

(vii)
promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01 (m) inaccurate or (B) the receipt by the Company of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which would reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;

(viii)
promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Beneficial Ownership Regulation; and

(ix)
such other information respecting the business, financial condition or operations of the Company and the Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

In lieu of furnishing to the Administrative Agent paper copies of the documents required to be delivered pursuant to Section 5.01(b)(i), Section 5.01(b)(ii), Section 5.01(b)(v), Section 5.01(b)(vi) and Section 5.01(b)(ix), the Company’s obligations to deliver such documents or information shall be deemed to be satisfied upon the relevant documents or information being publicly available at its Internet website located at http://www.dxc.com or through the SEC’s EDGAR system. Notwithstanding the foregoing, the Company shall deliver paper copies of such documents to any Lender that requests the Company to deliver such paper copies.
(c)    Corporate Existence, Etc. The Company will, and will cause each of its Significant Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence and all material rights, franchises and licenses necessary or desirable in the normal conduct of its business, in each case as applicable, except (i) as permitted under Section 5.02(b) and (ii) if, in the reasonable business judgment of the Company, it is in the business interest of the Company or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Company), rights (charter and statutory), franchises and licenses, and such failure to preserve the same would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(d)    Maintenance of Insurance. The Company will and will cause each of its Significant Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses. Notwithstanding the foregoing, the Company and such Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured. On request the Company will advise the Administrative Agent and the Lenders concerning any such plan or plans for self-insurance.
(e)    Visitation Rights. Once per calendar year, at any reasonable time and from time to time during normal business hours and with reasonable prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof (at their sole cost and expense), to visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers, employees, or if an Event of Default is continuing, with their independent certified public accountants; provided that if an Event of Default is continuing, such visits shall not be limited to once per calendar year.
(f)    Keeping of Books. Keep, and will cause each of its Significant Subsidiaries to keep, in all material respects, proper books of record and account in accordance with GAAP.
Section 5.02    Negative Covenants of the Company. The Company covenants and agrees that, unless and until the Advances shall have been paid in full and the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Liens, Etc. The Company will not create or suffer to exist, or permit any of its Significant Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of such Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Company’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:

(i)	Customary Permitted Liens;

(ii)
Liens in favor of the United States to secure amounts paid to the Company or any of its Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

(iii)	attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an Event of Default;

(iv)	Liens on accounts receivable resulting from the sale of such accounts receivable;

(v)
Liens on assets of any Significant Subsidiary of the Company existing at the time such Person becomes a Significant Subsidiary or is merged into or consolidated with the Company or a Significant Subsidiary (other than any such Lien created in contemplation of becoming a Significant Subsidiary);

(vi)
purchase money Liens upon or in any asset acquired or held by the Company or any Significant Subsidiary (including any capital interest in any Person) to secure the purchase price of such asset or to secure Debt incurred solely for the purpose of financing the acquisition of or construction of improvements on or with respect to any such asset (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such asset and transaction costs relating to such acquisition or the costs of such construction) and Liens existing on such asset at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any asset that is subject to a Capital Lease;

(vii)	Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;

(viii)
Liens, other than Liens described in clauses (i) through (vii) and in clauses (ix) and (x), to secure Debt not in excess of an aggregate of the greater of US$500,000,000 (or its equivalent in any other currency or currencies) and 5% of the shareholders’ equity of the Company;

(ix)    Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (v) and (vi) so long as (x) the aggregate principal amount of any such Debt shall not increase as a result of any such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced; and

(x)	Liens securing Debt owing to the Company or any of the Subsidiaries.
(b)    Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Significant Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired), to any Person (other than the Company or any Subsidiary of the Company, so long as the Company, directly or indirectly, owns 80% or more of the voting stock thereof), or enter into any partnership, joint venture, syndicate, pool or other combination, unless (a) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (b) in the case of any consolidation or merger involving the Company, either (i) the Company is the surviving entity or (ii) the Person surviving or resulting from such consolidation or merger shall have assumed the obligations of the Company hereunder in an agreement or instrument reasonably satisfactory in form and substance to the Administrative Agent and such surviving corporation shall have delivered, for the benefit of the Lenders and the Administrative Agent, such other documents as may reasonably be requested, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.
(c)    Financial Covenants.

(i)
Minimum Interest Coverage Ratio. The Company will not permit at the end of any quarterly financial reporting period the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to be less than 3.00 to 1.00.

(ii)
Consolidated Total Debt to Consolidated EBITDA Ratio. The Company will not permit at the end of any quarterly financial reporting period the ratio of Consolidated Total Debt as of the last day of such quarterly financial reporting period to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to exceed 3.00 to 1.00.

ARTICLE VI
EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Borrower or the Company shall fail to pay any principal of the Advances when the same becomes due and payable or the Borrower or the Company shall fail to pay any interest on the Advances or any fees or other amounts payable hereunder within five days of the date due;
(b)    Any representation or warranty made by the Company and/or the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made;
(c)    The Borrower or the Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.15, Section 5.01 (c) (with respect to the existence of the Company) or Section 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier to occur of (i) written notice thereof having been given to the Company or the Borrower by the Administrative Agent at the request of any Lender or (ii) actual knowledge thereof by the Company of such failure;

(d)    The Company or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt or any payment obligations in respect of guarantees of the Company or any such Significant Subsidiary of Debt owed to any Person other than the Company and the Subsidiaries which is outstanding in a principal amount of at least US$250,000,000 (or its equivalent in any other currency or currencies) in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or guarantee; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;
(e)    The Borrower, the Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company, the Borrower or any of their Significant Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth above in this subsection (e);
(f)    Any judgment or order for the payment of money in excess of US$250,000,000 (or its equivalent in any other currency or currencies) shall be rendered against the Company, the Borrower or any of their Significant Subsidiaries and is not promptly paid by the Company, the Borrower or any of their Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (ii) such insurer shall be rated at least “A-” by A.M. Best Company and the Company deems the claims recovery as “probable” in its financial statements and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;
(g)

(i)
There occurs one or more ERISA Events which individually or in the aggregate results in liability to the Company or any of its ERISA Affiliates in excess of US$250,000,000 (or its equivalent in any other currency or currencies) over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01 (e);

(ii)
The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds US$250,000,000 (or its equivalent in any other currency or currencies); or

(iii)
The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or is being terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, if as a result of such event the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then insolvent, in reorganization or being terminated or have been determined to be in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the event occurs by an amount exceeding, in each case, resulting in a liability to the Company or its ERISA Affiliates of more than US$250,000,000 (or its equivalent in any other currency or currencies);

(h)    Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency: provided that if the Company shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after the Company shall become such a wholly owned subsidiary of such Person, substantially identical to that of the Company immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be an Event of Default under this Section 6.01 (h) unless the beneficial ownership of such Holding Company shall be acquired as set forth in this Section 6.01 (h); or

(i)    Any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company or the Borrower (if applicable), or the Company shall so state in writing:

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower and the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are here expressly waived by the Company and the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company and the Borrower.
ARTICLE VII
GUARANTY
Section 7.01    Unconditional Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement and each other Loan Document (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and the other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.
Section 7.02    Guaranty Absolute. (a) The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and each other Loan Document, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)	any lack of validity or enforceability against the Borrower of this Agreement, any other Loan Document or any agreement or instrument relating thereto;

(ii)
any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement and the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(iii)
any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv)
any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Borrower under this Agreement and the other Loan Documents or any other assets of the Borrower or any of its Subsidiaries;

(v)	any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(vi)
any failure of the Administrative Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Administrative Agent or such Lender (the Company waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(vii)	the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or

(viii)
any other circumstance (including, without limitation, to the fullest extent permitted under applicable law, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the

Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.
Section 7.03    Waivers and Acknowledgments.
(a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.
(b)    The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.
(d)    The Company hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.
(e)    The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
Section 7.04    Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the

Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. If (i) the Company shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Administrative Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.
Section 7.05    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment and the Advances owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 8.06 or Section 9.07, as the case may be.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.01    Appointment and Authority. Each Lender hereby irrevocably appoints the Administrative Agent specified in the recital of the parties to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as expressly set forth in Section 8.06, no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the

Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 and Section 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Event of Default or Event of Default or the event or events that give or may give rise to any Potential Event of Default or Event of Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Potential Event of Default or Event of Default and such event or events.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the applicable Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent the Borrower is required to reimburse the Administrative Agent pursuant to Section 9.04 and only to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
Section 8.06    Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in London, or an Affiliate of any such bank with an office in London. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    [Reserved].
(c)    With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.07    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Administrative Agent” hereunder) as if set forth in full herein with respect thereto.
Section 8.08    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower or the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (or consented to by) each Lender affected thereby, do any of the following:
(a)    waive any of the conditions specified in Section 3.01 or Section 3.02;
(b)    increase the Commitments of such Lender;
(c)    reduce the principal of, or rate of interest on, the Advances or other amounts payable hereunder;
(d)    postpone any date fixed for any payment of principal of, or interest on, the Advances or other amounts payable hereunder;
(e)    change the percentage of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
(f)    release the Company from its guaranty set forth in Article VII hereof; or
(g)    amend this Section 9.01 or the definition of “Majority Lenders”;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.
Notwithstanding the foregoing, each Incremental Facility Amendment may be effected in accordance with Section 2.18 without the consent of any Lenders other than the Incremental Lenders providing the Incremental Facility contemplated thereby.
Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend such provision, and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders within five Business Days following receipt of notice thereof.
Section 9.02    Notices, Etc.
(a)    General. Unless otherwise expressly provided in this Agreement, all notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including by facsimile transmission or, to the extent provided in Section 9.02 (e), electronic communication). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number set forth below, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

Borrower:    CSC Computer Sciences International Operations Limited
c/o DXC Technology Company
Attention: H. C. Charles Diao, Senior Vice President - Finance and Corporate Development
Phone:  (703) 245-1766
Fax:  (888) 335-2231
Email: cdiao@dxc.com

Company:	DXC Technology Company. 1775 Tysons Blvd Tysons, Virginia 22102 Attention: H. C. Charles Diao, Senior Vice President - Finance and Corporate Development

Phone:  (703) 245-1766
Fax:  (888) 335-2231
Email: cdiao@dxc.com

Administrative Agent:	As specified on Schedule 1.02 hereto;
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number set forth in its Administrative Questionnaire;

(b)    Timing. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto during the recipient’s normal business hours (or if delivered after normal business hours shall be deemed to have been delivered on the next Business Day) and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail when received; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II or VII shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(c)    Effectiveness of Facsimile Documents and Signatures. This Agreement and, except as otherwise specified herein, any documents delivered pursuant to or in connection with this Agreement may be transmitted and/or signed by facsimile or other electronic delivery. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Company, the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnified Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(e)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Borrower or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(f)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04    Costs, Expenses and Indemnification.
(a)    The Borrower agrees to pay promptly on demand all reasonable costs and out-of-pocket expenses (other than Taxes, for which the provisions of Section 2.12 shall apply instead) of Administrative Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement (including for the avoidance of doubt in relation to an Incremental Facility Amendment) and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of a single counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder; provided that the amount payable by the Borrower hereunder in connection with the closing of this Agreement shall not exceed £20,000. The Borrower further agrees to pay promptly on demand all costs and expenses of the Administrative Agent and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses but excluding, for the avoidance of doubt, Taxes), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 9.04 (a).

(b)    If any payment of principal of the Advances is made other than on the last day of the Interest Period for the Advances, as a result of a payment pursuant to Section 2.05 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Lender’s portion of the Advances.
(c)    The Borrower agrees to indemnify and hold harmless the Administrative Agent (in its capacity as such), each Lender and each director, officer, employee, agent, attorney and affiliate of the Administrative Agent and each Lender (each an “Indemnified Person”) in connection with any expenses, losses, claims, damages or liabilities to which the Administrative Agent, a Lender or such Indemnified Persons may become subject (other than Taxes, for which the provisions of Section 2.12 shall apply instead), insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or to the extent relating to the foregoing, in any way arise out of activities of the Borrower or the Company that violate Environmental Laws, and to reimburse the Administrative Agent, each Lender and each Indemnified Person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the Administrative Agent, such Lender or any such person is a party to any action or proceeding out of which any such expense arises); provided that nothing in this Section 9.04 (c) shall obligate the Borrower to pay the normal expenses of the Administrative Agent in the administration of this Agreement in the absence of pending or threatened litigation or other proceedings or the claims or threatened claims of others and then only to the extent arising therefrom. Notwithstanding the foregoing, the Borrower shall have no obligation hereunder to an Indemnified Person with respect to indemnified liabilities which have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined by a final and nonappealable judgment by a court of competent jurisdiction, (y) a claim brought by the Borrower or the Company against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder in which the Borrower or the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) a claim not involving an act or omission of the Company or the Borrower and that is brought by an Indemnified Person against another Indemnified Person (other than against the arrangers or the Administrative Agent in their capacities as such). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or the Company, any of the Company’s equity holders or creditors, an Indemnified Person or any other person or entity, whether or not an Indemnified Person is otherwise a party thereto.
(d)    To the fullest extent permitted by applicable law, neither the Borrower nor the Company shall assert, and the Borrower and the Company each hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby, the Advances or the use of the proceeds thereof.
Section 9.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special (in whatever currency)) at any time held and other indebtedness (in whatever currency) at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower or the Company against any and all of the obligations of the Borrower or the Company (as the case may be) now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement, and each such Affiliate is hereby irrevocably authorized to permit such setoff and application. Each Lender agrees promptly to notify the Borrower or the Company after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 9.06    Binding Effect. This Agreement shall be deemed to have been executed and delivered when it shall have been executed and delivered by the Lenders, the Borrower, the Company and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Company, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that, other than as expressly provided herein, neither the Borrower nor the Company shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders. This Agreement, the Agency Fee Letter and the Arrangement Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous oral agreements and understandings relating to the subject matter hereof.
Section 9.07    Assignments and Participations.
(a)    Successors and Assigns Generally. Neither the Company nor the Borrower may assign any of its rights or transfer any of its rights or obligations under the Loan Documents unless consented to by all of the Lenders. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07 (b), (ii) by way of participation in accordance with the provisions of Section 9.07 (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07 (e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the

Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time after the applicable Funding Date assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$5,000,000 (or its equivalent in any other currency or currencies), unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of £2,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    [Reserved].
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10, Section 2.12 and Section 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in England a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and currency and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Company or any of the Company’s Affiliates or Subsidiaries or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Company, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.01 (b), Section 9.01 (c) or Section 9.01 (d) that affects such Participant. The Borrower and the Company each agree, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Section 2.10, Section 2.12 and Section 9.04 (b) (subject to the requirements and limitations therein, including the requirements under Section 2.12 (a)(vii) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Company's or the Borrower’s request and expense, as applicable, to use reasonable efforts to cooperate with the Company or the Borrower to effectuate the provisions of Section 2.17 (b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company or the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and currency and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, central bank or other governmental authority or organization; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    If (i) a Lender assigns, transfers or sells a participation in any of its rights or obligations under the Loan Documents and (ii) as a result of circumstances existing at the date of the assignment, transfer or sale occurs, the Borrower would be obliged to make a payment to the new Lender under Section 2.10 (a), Section 2.10 (b) or Section 2.12, then the new Lender is only entitled to receive payment under that Section to the same extent as the existing would have been if the assignment, transfer or sale had not occurred.
Section 9.08    [Reserved].
Section 9.09    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of England.
Section 9.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 9.11    Consent to Jurisdiction; Waiver of Immunities.
(a)    Jurisdiction.

(i)    The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(ii)    The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no such party will argue to the contrary.

(iii)    This Section 9.11 is for the benefit of the Administrative Agent and the Lenders only. As a result, neither the Administrative Agent nor any Lender shall be prevented from undertaking any proceedings relating to a Dispute in any other courts with jurisdiction.

(b)    Service of Process. Without prejudice to any other mode of service allowed under any relevant law, the Company:
(i)    irrevocably appoints the Borrower as its for service of process in relation to any proceedings before the English courts in connection with any Loan Document; and
(ii)    agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.
Section 9.12    [Reserved].

Section 9.13    Waiver of Trial by Jury. THE COMPANY, THE BORROWER, EACH LENDER AND THE ADMINISTRATIVE AGENT EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrower, the Company, the Lenders and the Administrative Agent each (i) acknowledges that this waiver is a material inducement for the Borrower, the Company, each Lender and the Administrative Agent to enter into a business relationship, that the Borrower, the Company, each Lender and the Administrative Agent have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
Section 9.14    [Reserved].
Section 9.15    Survival of Certain Provisions. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and any increase in the Commitments under this Agreement. The Company’s obligations under Section 2.10 and Section 9.04, and the Lenders’ obligations under Section 8.05 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 9.16    Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 9.17    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
Section 9.18    [Reserved].

Section 9.19    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that, except in the case of disclosure to bank regulators or examiners in accordance with customary banking practices, if legally permitted, written notice of each instance in which Information is required or requested to be disclosed shall be furnished to the Company not less than 30 days prior to the expected date of such disclosure or, if 30 days’ notice is not practicable under the circumstances, as promptly as practicable under the circumstances, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.19, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents.
For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.20    No Fiduciary Duty. Each of the Borrower and the Company acknowledges that the Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to the Borrower or the Company, its management, stockholders, creditors or any other person. Each of the Borrower and the Company and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each of the Borrower and the Company also hereby acknowledges that no Lender Party has advised nor is advising the Borrower or the Company as to any legal, accounting, regulatory or tax matters, and that the Borrower and the Company are consulting its own advisors concerning such matters to the extent it deems appropriate.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.
CSC COMPUTER SCIENCES INTERNATIONAL OPERATIONS LIMITED, a company incorporated in England, as the Borrower
By:    /s/ Michael Woodfine____
Name: Michael Woodfine
Title: Director
DXC TECHNOLOGY COMPANY, a Nevada corporation, as the Company
By:    /s/ H.C. Charles Diao ____
Name: H.C. Charles Diao
Title: Senior Vice President, Finance and             Corporate Development

[Signature Page to Credit Agreement]

LLOYDS BANK PLC,
as Administrative Agent

By:    /s/ John Togher____________
Name: John Togher
Title: Associate Director

[Signature Page to Credit Agreement]

LLOYDS BANK PLC, as Lender

By:    /s/ Lee Chester___________
Name: Lee Chester
Title: Associate Director

CITIBANK, N.A., as Lender

By:    /s/ Carolyn Kee__________
Name: Carolyn Kee
Title: Vice President

BANK OF AMERICA, N.A., as Lender

By:    /s/ Arti Dighe__________
Name: Arti Dighe
Title: Vice President

Mizuho Bank, Ltd., as Lender

By:    /s/ Donna DeMagistris__________
Name: Donna DeMagistris
Title: Authorized Signatory

MUFG BANK, LTD., as Lender

By:    /s/ Lillian Kim__________
Name: Lillian Kim
Title: Director

ROYAL BANK OF CANADA, as Lender

By:    /s/ Theodore Brown_________
Name: Theodore Brown
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE I
INITIAL LENDERS’ INITIAL COMMITMENTS

Initial Lender	Initial Commitment
Lloyds Bank plc	£200,000,000
Citibank, N.A.	£50,000,000
Bank of America, N.A.	£50,000,000
Mizuho Bank, Ltd.	£50,000,000
MUFG Bank, Ltd.	£50,000,000
Royal Bank of Canada	£50,000,000
Total Commitments	£450,000,000

Schedule I-1

SCHEDULE 1.01 – Litigation and Investigations
Vincent Forcier v. Computer Sciences Corporation and The City of New York: On October 27, 2014, the United States Attorney’s Office for the Southern District of New York and the Attorney General for the State of New York filed complaints-in-intervention on behalf of the United States and the State of New York, respectively, against Computer Sciences Corporation (“CSC”) and The City of New York. This action arose out of a qui tam complaint originally filed under seal in 2012 by Vincent Forcier, a former employee of CSC. The complaints allege that from 2008 to 2012 New York City and CSC, in its role as fiscal agent for New York City’s Early Intervention Program (“EIP”), a federal program that provides services for infants and toddlers with manifest or potential developmental delays, violated the federal and state False Claims Acts and various common law standards by allegedly orchestrating a billing fraud against Medicaid through the misapplication of default billing codes and the failure to exhaust private insurance coverage before submitting claims to Medicaid. The New York Attorney General’s complaint also alleges that New York City and CSC failed to reimburse Medicaid in certain instances where insurance had paid a portion of the claim. The lawsuits seek treble statutory damages, other civil penalties and attorneys’ fees and costs.

On January 26, 2015, CSC and the City of New York moved to dismiss Forcier’s amended qui tam complaint as well as the federal and state complaints-in-intervention. In June 2016, the Court dismissed Forcier’s amended complaint in its entirety. With regard to the complaints-in-intervention, the Court dismissed the federal claims alleging misuse of default diagnosis codes when the provider had entered an invalid code, and the state claims alleging failure to reimburse Medicaid when claims were subsequently paid by private insurance. The Court denied the motions to dismiss with respect to the federal and state claims relating to (i) submission of insurance claims with a code signifying that the patient’s policy ID was unknown, and (ii) submission of claims to Medicaid after the statutory deadline for payment by private insurance had passed, and state common law claims. In accordance with the ruling, the United States and the State of New York each filed amended complaints-in-intervention on September 6, 2016. In addition to reasserting the claims upheld by the Court, the amended complaints assert new claims alleging that the compensation provisions of CSC’s contract with New York City rendered it ineligible to serve as a billing agent under state law.

On November 9, 2016, CSC filed motions to dismiss the amended complaints in their entirety. On August 10, 2017, the Court granted in part and denied in part the motions to dismiss, allowing the remaining causes of action to proceed. On January 9, 2018, the Company answered the complaints, and asserted a counterclaim against the State of New York on a theory of contribution and indemnification. On January 30, 2018, the State of New York filed a motion to

Schedule 1.01-1

dismiss the Company’s counterclaim. The motion is fully briefed and under consideration by the Court. The Parties participated in a non-binding mediation on November 29, 2017, but no settlement has been reached to date. Commencement of discovery remains deferred. The Company believes that these claims are without merit and intends to continue to defend itself vigorously

Strauch Fair Labor Standards Act Collective Action: On July 1, 2014, plaintiffs Joseph Strauch, Timothy Colby, Charles Turner, and Vernon Carre filed an action in the U.S. District Court for the District of Connecticut on behalf of themselves and a putative nationwide collective of CSC system administrators, alleging CSC’s failure to properly classify these employees as non-exempt under the federal Fair Labor Standards Act (“FLSA”). Plaintiffs allege similar state-law Rule 23 class claims pursuant to Connecticut and California statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001 and the California Private Attorneys General Act. Plaintiffs claim double overtime damages, liquidated damages, pre- and post-judgment interest, civil penalties, and other state-specific remedies.

In 2015 the Court entered an order granting conditional certification under the FLSA of the collective of over 4,000 system administrators, and notice of the right to participate in the FLSA collective action was mailed to the system administrators. Approximately 1,000 system administrators, prior to the announced deadline, filed consents with the Court to participate in the FLSA collective.

On June 30, 2017, the Court granted Rule 23 certification of a Connecticut state-law class and a California state-law class consisting of professional system administrators and associate professional system administrators. Senior professional system administrators were found not to qualify for Rule 23 certification under the state-law claims. On July 14, 2017, the Company petitioned the Second Circuit Court of Appeals for permission to file an appeal of the Rule 23 decision. That petition was denied on November 21, 2017.

As a result of the Court's findings in its Rule 23 certification order, the parties entered into a stipulation to decertify the senior professional system administrators from the FLSA collective. On August 2, 2017, the Court approved the stipulation, and the FLSA collective action is currently made up of approximately 700 individuals who held the title of associate professional or professional system administrator.

Schedule 1.01-2

A jury trial commenced on December 11, 2017. On December 20, 2017, the jury returned a verdict in favor of plaintiffs, finding that the Company had misclassified the class of employees as exempt under federal and state laws, and finding that it had done so willfully. The Court will determine damages and address post-trial motions in further proceedings. The Company disagrees with the verdict and intends to continue to defend itself vigorously, including by appealing the verdict and the final judgment of the Court.

Computer Sciences Corporation v. Eric Pulier, et al.: On May 12, 2015, CSC and its wholly owned subsidiary, ServiceMesh Inc. (“SMI”), filed a civil complaint in the Court of Chancery of the State of Delaware against Eric Pulier, the former CEO of SMI, which had been acquired by CSC on November 15, 2013. Following the acquisition, Mr. Pulier signed a retention agreement with SMI pursuant to which he received a grant of restricted stock units of CSC and agreed to be bound by CSC’s rules and policies, including CSC’s Code of Business Conduct. Mr. Pulier resigned from SMI on April 22, 2015 amid allegations that he had engaged in fraudulent transactions with two employees of the Commonwealth Bank of Australia Ltd. (“CBA”). The original complaint against Mr. Pulier asserted claims for fraud, breach of contract and breach of fiduciary duty. In an amended complaint, CSC named TechAdvisors, LLC and Shareholder Representative Services LLC (“SRS”) as additional defendants. In ruling on a motion to dismiss filed by Mr. Pulier, the Court dismissed CSC’s claim for breach of the implied covenant of good faith, but allowed substantially all of the remaining claims to proceed. Mr. Pulier asserted counter-claims for breach of contract, fraud, negligent representation, rescission, and violations of the California Blue Sky securities law. With the exception of the claim for breach of his retention agreement, the Court dismissed in whole or in part each of Mr. Pulier’s counterclaims.

On December 17, 2015, CSC entered into a settlement agreement with the majority of the former equityholders of SMI, as well as with SRS acting in its capacity as the agent and attorney-in-fact for the settling equityholders. Pursuant to the settlement agreement, CSC received $16.5 million, which amount was equal to the settling equityholders’ pro rata share of the funds remaining in escrow from the transaction, which was recorded as an offset to selling, general and administrative costs in CSC’s statements of operations for the fiscal year ended March 31, 2016. On February 20, 2017, CSC, SRS and the former equityholders of SMI who remain named defendants entered into a partial settlement agreement by which CSC received payment of some of the funds remaining in escrow.

On July 20, 2017, the Court granted a motion by the United States for a 90-day stay of discovery pending the completion of a criminal investigation. On September 27, 2017, a grand jury empaneled by the United States District Court for the Central District of California returned an

Schedule 1.01-3

indictment against Pulier, charging him with conspiracy, securities and wire fraud, obstruction of justice, and other violations of federal law (United States v. Eric Pulier, CR 17-599-AB). The Government sought an extension of the stay which the Delaware Court granted on November 3, 2017. The civil action is now stayed pending resolution of the criminal case.

Law enforcement officials in Australia have brought bribery-related charges against the two former CBA employees. One of these has since pled guilty, and in 2016 received a sentence of imprisonment. In 2016, the United States Attorney’s Office for the Central District of California announced similar criminal charges against this same CBA employee for securities fraud and wire fraud. In April 2018 the other former CBA employee was committed to stand trial in the Australian criminal courts. The Company is cooperating with and assisting the Australian and U.S. authorities in their investigations.

On February 17, 2016, Mr. Pulier filed a complaint in Delaware Chancery Court against CSC and its subsidiary - CSC Agility Platform, Inc., formerly known as SMI - seeking advancement of his legal fees and costs. On May 12, 2016, the Court ruled that CSC Agility Platform - as the successor to SMI - is liable for advancing 80% of Mr. Pulier’s fees and costs in the underlying civil action. Mr. Pulier has also filed a complaint for advancement of the legal fees and costs incurred in connection with his defense of criminal investigations by the U.S. Government and other entities. On March 30, 2017, Mr. Pulier filed a motion for judgment on the pleadings in this fee advancement matter. Mr. Pulier's motion for judgment on the pleadings and other advancement-related issues were argued before the Court on August 2, 2017, and, on August 7, 2017, the Court ruled substantially in Mr. Pulier's favor. On January 30, 2018, the Court reduced the Company’s advancement obligation to only 80% of the criminal defense fees and costs sought by Mr. Pulier. In undertakings previously provided to SMI, Mr. Pulier agreed to repay all amounts advanced to him if it should ultimately be determined that he is not entitled to indemnification.

Cisco Systems Inc. and Cisco Systems Capital Corporation v. Hewlett-Packard Co.: On August 24, 2015, Cisco Systems, Inc. (“Cisco”) and Cisco Systems Capital Corporation (“Cisco Capital”) filed an action against Hewlett Packard Co., now known as HP Inc. (“HP”) in California Superior Court, Santa Clara County, for declaratory judgment and breach of contract in connection with a contract to utilize Cisco products and services, and to finance the services through Cisco Capital. HP terminated the contract, and the parties dispute the calculation of the proper cancellation credit. On December 18, 2015, Cisco filed an amended complaint that abandoned the claim for breach of contract set forth in the original complaint and asserted a single cause of action for declaratory relief concerning the proper calculation of the cancellation

Schedule 1.01-4

credit. On January 19, 2016, HP answered the complaint and filed a counterclaim for breach of contract and declaratory judgment. Discovery ended, and a trial was scheduled to begin on June 11, 2018. On June 6, 2018, the parties participated in a pre-trial settlement conference at which they agreed to a resolution of both the claim and counterclaim. The confidential settlement agreement was finalized on July 5, 2018. On August 1, 2018, pursuant to a joint stipulation of the parties, the Court approved dismissal of the action with prejudice. This case is now closed. DXC Technology Company was the party in interest in this matter pursuant to the Separation and Distribution Agreement between the then Hewlett-Packard Co. and Hewlett Packard Enterprise Company (“HPE”) and the subsequent Separation and Distribution Agreement between HPE and DXC Technology Company.

Kemper Corporate Services, Inc. v. Computer Sciences Corporation: In October 2015, Kemper Corporate Services, Inc. (“Kemper”) filed a demand for arbitration against CSC with the American Arbitration Association (“AAA”), alleging that CSC breached the terms of a 2009 Master Software License and Services Agreement and related Work Orders (the “Agreement”) by failing to complete a software translation and implementation plan by certain contractual deadlines. Kemper claimed breach of contract, seeking approximately $100 million in damages measured in part by the amount of the fees paid under the contract, as well as pre-judgment interest, and in the alternative claimed rescission of the Agreement. CSC answered the demand for arbitration denying Kemper’s claims and asserting a counterclaim for unpaid invoices for services rendered by CSC.

A single arbitrator conducted an evidentiary hearing on the merits of the claims and counterclaims in April 2017. Oral argument took place on August 28, 2017. On October 2, 2017, the arbitrator issued a partial final award, finding for Kemper on its breach of contract theory, awarding Kemper $84.2 million in compensatory damages plus prejudgment interest, denying Kemper’s claim for rescission as moot, and denying CSC’s counterclaim. Kemper moved on October 10, 2017, in federal district court in Texas to confirm the award. On November 16, 2017, the arbitrator issued a Final Award which reiterated his findings of fact and law, calculated the amount of prejudgment interest, and awarded Kemper its costs of arbitration including reasonable attorneys’ fees and expenses. On December 6, 2017, the Company filed a motion to vacate the award in federal district court in New York. A week later, the New York court stayed the action in deference to the Texas court’s decision as to which venue was more appropriate to address the vacatur arguments. On January 12, 2018, the Company appeared in the Texas action seeking a stay of the confirmation proceedings or a transfer of venue to New York. On March 2, 2018, the Texas court denied the venue transfer motion. The pending vacatur motion was accordingly transferred to the Texas court, and a new memorandum of law in support of the

Schedule 1.01-5

motion was filed in that jurisdiction on March 30, 2018. The motion is fully submitted and under consideration by the Court.

The Company disagrees with the decision of the arbitrator and intends to continue to defend itself vigorously. The Company is also pursuing coverage for the full scope of the award, interest, and legal fees and expenses, under the Company's applicable insurance policies.

Forsyth, et al. v. HP Inc. and Hewlett Packard Enterprise:  This purported class and collective action was filed on August 18, 2016 in the U.S. District Court for the Northern District of California, against HP and HPE alleging violations of the Federal Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act, California public policy and the California Business and Professions Code. Former business units of HPE now owned by the Company will be proportionately liable for any recovery by plaintiffs in this matter. Plaintiffs filed an amended complaint on December 19, 2016. Plaintiffs seek to certify a nationwide class action under the ADEA comprised of all U.S. residents employed by defendants who had their employment terminated pursuant to a work force reduction (“WFR”) plan on or after December 9, 2014 (deferral states) and April 8, 2015 (non-deferral states), and who were 40 years of age or older at the time of termination. Plaintiffs also seek to represent a Rule 23 class under California law comprised of all persons 40 years or older employed by defendants in the state of California and terminated pursuant to a WFR plan on or after August 18, 2012. On January 30, 2017, defendants filed a partial motion to dismiss and a motion to compel arbitration of claims by certain named and opt-in plaintiffs who had signed releases as part of their WFR packages. On September 20, 2017, the Court denied the partial motion to dismiss without prejudice, but granted defendants’ motions to compel arbitration for those named and opt-in plaintiffs. Accordingly, the Court has stayed the entire action pending arbitration for these individuals, and administratively closed the case. Plaintiffs filed a motion for reconsideration as well as a notice of appeal to the Ninth Circuit (which has been denied as premature). The reconsideration motion was denied without oral argument. In that same decision, the Court held that a joint arbitration was permissible. The Company subsequently sought and obtained leave of Court to file a motion for reconsideration arguing that joint arbitration is not permitted under the relevant employee agreements. The Court denied the motion on April 17, 2018, ruling that interpretation of the employee agreements is an issue delegated to the arbitrator. The American Arbitration Association, which was designated to manage the arbitration process, has selected a single arbitrator to conduct the proceedings. An initial case management conference before the arbitrator was held on June 29, 2018. Pursuant to the release agreements, however, mediation is a precondition to arbitration. A mediation is therefore scheduled for October 4-5, 2018. Former

Schedule 1.01-6

business units of the Company now owned by Perspecta will be proportionately liable for any recovery by plaintiffs in this matter.

Voluntary Disclosure of Certain Possible Sanctions Law Violations: On February 2, 2017, CSC submitted an initial notification of voluntary disclosure to the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) regarding certain possible violations of U.S. sanctions laws pertaining to insurance premium data and claims data processed by two partially-owned joint ventures of Xchanging, which CSC acquired during the first quarter of fiscal 2017. A copy of the disclosure was also provided to Her Majesty’s Treasury Office of Financial Sanctions Implementation in the United Kingdom. The Company’s related internal investigation is continuing, and the Company has undertaken to cooperate with and provide a full report of its findings to OFAC when completed.

In addition to the matters noted above, the Company is currently subject in the normal course of business to various claims and contingencies arising from, among other things, disputes with customers, vendors, employees, contract counterparties and other parties, as well as securities matters, environmental matters, matters concerning the licensing and use of intellectual property, and inquiries and investigations by regulatory authorities and government agencies. Some of these disputes involve or may involve litigation. The financial statements reflect the treatment of claims and contingencies based on management's view of the expected outcome. The Company consults with outside legal counsel on issues related to litigation and regulatory compliance and seeks input from other experts and advisors with respect to matters in the ordinary course of business. Although the outcome of these and other matters cannot be predicted with certainty, and the impact of the final resolution of these and other matters on the Company’s results of operations in a particular subsequent reporting period could be material and adverse, management does not believe based on information currently available to the Company, that the resolution of any of the matters currently pending against the Company will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due. Unless otherwise noted, the Company is unable to determine at this time a reasonable estimate of a possible loss or range of losses associated with the foregoing disclosed contingent matters.

Schedule 1.01-7

SCHEDULE 1.02 – Administrative Agent’s Address
Address:    Lloyds Bank plc
150 Fountainbridge
Edinburgh
EH3 9PE
Attention:    Scott Christie
Phone:      +44 131 222 0330
Fax:        +44 131 347 7229
Email:        Scott.Christie@lloydsbanking.com

Schedule 1.02-1

SCHEDULE 1.03 – Timetables

LIBOR is fixed	Quotation Day as of 11:00 a.m. London time.

Schedule 1.03-1

EXHIBIT A TO THE
CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells, assigns and transfers by novation to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases, assumes and accepts transfer from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including, without limitation, any guarantees included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold, assigned and transferred by novation pursuant to clause (i) above (the rights and obligations sold, assigned and transferred by novation by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale, assignment and transfer by novation is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

Exhibit A-1

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrower	CSC Computer Sciences International Operations Limited
4.	Administrative Agent:	Lloyds Bank plc, as the administrative agent under the Credit Agreement
5.	Credit Agreement:
The Credit Agreement dated as of October 12, 2018 among CSC Computer Sciences International Operations Limited, DXC Technology Company, the Lenders from time to time party thereto, and Lloyds Bank plc, as administrative agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Advance for all Lenders	Amount of Commitment/ Advance Assigned	Percentage Assigned of Commitment/ Advance[9]	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[8.	Trade Date:	]

Effective Date: ______________ ____, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

Exhibit A-2

ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:
Name: Title:
[NAME OF ASSIGNOR]
By:
Name: Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
Name: Title:
[NAME OF ASSIGNEE]
By:
Name: Title:
[Consented to and] Accepted: LLOYDS BANK PLC, as Administrative Agent

By:
Name: Title:

Exhibit A-3

[Consented to:]
CSC COMPUTER SCIENCES INTERNATIONAL OPERATIONS LIMITED

By:
Title:

Exhibit A-4

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(b)(i) and (ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) for the benefit of the Administrative Agent and without liability to the Borrower that it is [a Qualifying Lender (other than a Treaty Lender)][a Treaty Lender][not a Qualifying Lender]; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents,

Exhibit A-5

and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns and transferees. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of England.

Exhibit A-6

Exhibit B-1
[Form of Opinion of CMS Cameron McKenna LLP]

Dear Sirs
£450,000,000 facility agreement (the “Facility Agreement”) dated on or about the date of this letter and made between, among others, (1) CSC Computer Sciences International Operations Limited and (2) Lloyds Bank plc as administrative agent (the “Administrative Agent”)
Introduction
We have acted as English legal advisers to the Administrative Agent in connection with the Facility Agreement.
Terminology
In this letter, terms defined in Schedule 1 (Definitions) to this letter shall have the meanings given in that schedule, and terms defined in the English Law Document shall have the same meanings when used in this letter unless otherwise defined.
Documents Examined
For the purpose of giving the opinions in this letter we have examined the following documents (the “Reviewed Documents”):
an executed copy of the English Law Document;
a copy of each signed Certificate (without examining the substance of any attachments thereto other than, in the case of the English Obligor, the Resolutions and the Constitutional Documents (as defined below));
copies of the memorandum and articles of association of the English Obligor (the “Constitutional Documents”) and copies of the Resolutions of the English Obligor, in each case certified as being true, complete and up to date as at the date of the English Obligor’s Certificate; and
the results of our online search on [ ] October 2018 of the public records on file and available for inspection at Companies House with respect to the English Obligor and the results of a telephone search made by us at the Central Index of Winding-Up Petitions on [ ] October 2018 at [ ] a.m./p.m. with respect to the English Obligor (together, the “Searches”).
Except as mentioned above, we have not examined any documents or made any enquiries in connection with the giving of this opinion.

Exhibit B-1-1

Assumptions
In considering the Reviewed Documents we have assumed:
the genuineness of all signatures and seals on the Reviewed Documents and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;
the accuracy and completeness of all facts stated in any such documents and of all representations and warranties given by or in respect of any party to the Reviewed Documents (except insofar as they relate to matters of law on which we expressly opine in this opinion letter);
the authenticity and completeness of all original documents submitted to us or used to provide copies to us and the conformity to original documents of all copy documents submitted to us;
that the Constitutional Documents of the English Obligor represent its entire constitution for the purposes of section 257 of the Companies Act 2006 (the “Companies Act”);
that any borrowing restrictions or other financial restrictions or limitations contained in the English Obligor’s constitution (within the meaning of section 257 of the Companies Act) have been and will be duly observed and that the English Obligor is carrying on business in accordance with its Constitutional Documents;
that the Resolutions were duly passed in accordance with the requirements of the Constitutional Documents and the Companies Act;
the English Law Document is not subject to any escrow or similar arrangement;
that in entering into the English Law Document each Obligor did so in good faith and for the purpose of carrying on its business and at the time that the English Law Document was entered into:
there were reasonable grounds for the directors of each Obligor to believe that the transactions to which the English Law Document relates, and the execution and delivery by the relevant Obligor of the English Law Document and the exercise of its rights and the performance of its obligations thereunder, would materially benefit that Obligor and be likely to promote its success for the benefit of its members as a whole; and
no Obligor was unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and has not and will not become so unable to pay its debts;
that none of the Obligors has passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of any Obligor, that no application has been made to a court for an administration order in respect of any

Exhibit B-1-2

Obligor and no administration order has been made by any court in relation to any Obligor, that no appointment of an administrator of any Obligor has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of any Obligor, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to any Obligor or any of its assets or revenues and that no procedure or step analogous to any of the foregoing has been taken in relation to any Obligor in any jurisdiction other than England & Wales;
that the information disclosed in the Searches was correct and complete and that the Foreign Obligor has not registered a UK establishment pursuant to the Overseas Companies Regulations 2009 using any name other than its name as stated in the English Law Document. It should be noted, however, that the Searches may not reveal whether any of the matters referred to in paragraphs 4.8.2 and 4.9 above have occurred;
that all parties to the English Law Document (other than the English Obligor) had the capacity and power to enter into the English Law Document under all applicable laws, that the English Law Document was duly authorised by and duly executed and delivered by or on behalf of each of the parties to the English Law Document (other than the English Obligor) under all applicable laws and that the obligations of all parties to the English Law Document under all applicable laws (other than English law), and of all parties to the English Law Document (other than the Obligors) under English law, are legal, valid, binding and enforceable obligations;
that no provision should be made in the financial statements of the English Obligor for its contingent liability under any guarantee given by it in the English Law Document (or under any security interest granted by it in respect of that guarantee);
that under all applicable laws (other than English law) the choice of law made by the Obligors in the English Law Document as the governing law of the English Law Document and the choice of jurisdiction made by the Obligors in the English Law Document are valid and binding choices that will be upheld, recognised and enforced by the courts of any jurisdiction (other than England);
that none of the Reviewed Documents have been amended, modified or superseded other than by other Reviewed Documents;
that none of the parties are or will be seeking to achieve any purpose not apparent from the English Law Document which might render the English Law Document illegal, void or unenforceable and, in particular (but without limitation), that the English Law Document (or any related transaction or transactions contemplated by or in connection with the English Law Document) does not (whether alone or in conjunction with any others) constitute financial assistance for the purpose of sections 678 or 679 of the Companies Act;

Exhibit B-1-3

the lack of bad faith and the absence of fraud, coercion, duress or undue influence on the part of any party to the English Law Document and/or its directors, employees, agents and advisers;
that the express choice of law in the English Law Document was freely made in good faith by all the parties and not for the purpose of avoiding the mandatory laws of another jurisdiction, and there are no reasons for avoiding that choice on the grounds of public policy; and
that there are no provisions of the laws of any country or jurisdiction outside England which would have any implications for the opinions we express.
Our opinion is confined to, and given on the basis of, English law as applied by the English courts at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than England. Furthermore we do not express any opinion on European Union law as it affects any jurisdiction other than England (and, for this purpose, we have assumed that all statutory instruments and/or regulations made in England in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under English law). The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 5 (Opinions) below and do not extend to and are not to be read as extending by implication to any other matters in connection with the English Law Document. We express no opinion as to matters of fact.
This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law as at the date of this opinion letter.
Opinions
Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in paragraph 6 (Qualifications) below and to any matters of fact not disclosed to us, we are of the opinion that:
the English Obligor is a private limited liability company duly incorporated and registered under the laws of England;
the English Obligor has the corporate power to enter into and to perform its obligations under the English Law Document and has taken all necessary corporate action to authorise the execution and delivery of, and the performance by it of its obligations under, the English Law Document;
the obligations of each Obligor under the English Law Document constitute the legal, valid, binding and enforceable obligations of that Obligor;

Exhibit B-1-4

the execution and delivery by the English Obligor of the English Law Document, and the performance by the English Obligor of its obligations under the English Law Document, will not:
contravene any provisions of the articles of association of the English Obligor; or
violate or contravene any law of England binding on the English Obligor which is applicable to companies generally;
no registration or filing is required in England, and no authorisations, approvals, consents, licences or exemptions are required from any governmental or regulatory authority in England, in connection with the execution and delivery by any Obligor of the English Law Document or the performance by it of any of its obligations under the English Law Document;
no ad valorem stamp, registration tax or similar documentary tax or charge is required to be paid in England in respect of the execution and delivery of the English Law Document;
the express choice by each Obligor of the laws of the jurisdiction specified in the English Law Document to govern the English Law Document (the “Chosen Laws”) will be recognised and upheld by an English court; and
the express submission of each Obligor, pursuant to the English Law Document, to the jurisdiction of the courts specified in the English Law Document and the express submission of the Foreign Obligor, pursuant to the English Law Document, to the jurisdiction of the English courts, will be recognised and upheld by an English court; and
the express choice by each Obligor of the Chosen Laws to govern any non-contractual obligations arising out of or in connection with the English Law Document will be recognised and upheld by an English court if the choice satisfies the requirements of Regulation (EC) No 864/2007 of the European Parliament and of the Council of 11 July 2007 on the law applicable to non-contractual obligations (“Rome II”).
Qualifications
The opinions expressed in this opinion letter are subject to the following reservations, qualifications and observations:
Enforceability of Claims
the term “enforceable” when used in paragraph 5.3 above means that the relevant obligations are of a type and form generally enforced by the English courts. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms and conditions or in foreign jurisdictions or by or against third parties or that any particular remedy will be available. Nor does it mean that a party will, or will be able to, comply with or satisfy any judgment, order or award that may be entered or made against it. It also does not address the extent to which a court judgment or an expert

Exhibit B-1-5

determination or an arbitral decision obtained outside England will be enforced in England. Such enforcement is in any event subject to, among other things, the qualifications set out below;
an order of specific performance and an injunction are each a discretionary remedy and accordingly an English court might refuse to make such an order or grant an injunction and/or instead make an award of damages if such a remedy is sought;
claims made against all or any of the Obligors may become barred by lapse of time or may be or become subject to defences of set-off or counterclaim;
the rights and obligations of the parties to the English Law Document may be held to have been frustrated by events happening after their execution;
to the extent that the English Law Document provides that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;
any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those provisions would be determined by an English court in its discretion;
a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has entered into that contract on the basis of a mistake or has been induced to enter into that contract by a misrepresentation;
General Principles and Insolvency
the binding nature and enforceability of the obligations of each Obligor under the English Law Document are subject to matters of public policy, rules of equity and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws of general application relating to or affecting the rights of creditors;
any guarantees or third party security given by any person in the English Law Document are subject to all applicable principles of English law which may operate to exonerate, discharge, reduce or extinguish the liabilities of guarantors notwithstanding the express terms of such guarantees or third party security;
English Proceedings
Where all the other elements relevant to the situation at the time of the choice of English law are located in another country, the fact that the parties have chosen English law will not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement. In addition, an English court may give effect to the overriding mandatory provisions of the laws of a country other than England where obligations arising out of the English Law Document have to be or have been performed,

Exhibit B-1-6

in so far as those overriding mandatory provisions render the performance of the English Law Document unlawful;
the enforcement against any Obligor in England of the English Law Document will be subject to all laws, regulations and guidance governing the conduct of litigation in the English courts;
an English court has discretion, whenever it is necessary to prevent injustice, to stay or strike out proceedings in England. Subject to the provisions, where applicable, of the 1968 Brussels Convention (the “1968 Convention”), Council Regulation (EC) No. 1215/2012 of 12 December 2012 (the “Jurisdiction Regulation”) and the 2007 Lugano Convention (the “2007 Convention”) on, in each case, jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, an English court may stay proceedings or decline jurisdiction where it is shown that the proceedings can be tried in a more convenient forum or if concurrent proceedings are pending or being brought elsewhere or where the merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties. In addition, where the provisions of the 1968 Convention, the Jurisdiction Regulation and/or the 2007 Convention apply, the English courts will be bound to stay proceedings or decline jurisdiction if they find that the courts of a contracting or member state have already been validly seised in respect of proceedings between the same parties and involving the same cause of action, save where there is a valid and binding agreement conferring exclusive jurisdiction on the English courts. Further, pursuant to the 1968 Convention, the Jurisdiction Regulation and/or, where applicable, the 2007 Convention, if a related action is pending in the courts of another contracting or member state, the English courts may, if they find that they are not the courts first seised, stay their own proceedings, save where there is a valid and binding agreement conferring exclusive jurisdiction on the English courts;
notwithstanding the express submission referred to in paragraph 5.8 above, where the English court is seised of jurisdiction as a result of the operation of the Jurisdiction Regulation, the English court may be able to stay proceedings in England in favour of the courts of a country or state that is not an EU member state only in circumstances where there are:
proceedings involving the same parties and the same cause of action in a non-member state and provided: (i) it is expected that the judgment of the non-member state will be capable of recognition and enforcement in England; and (ii) the English court is satisfied that a stay is necessary for the proper administration of justice; or
proceedings involving a related cause of action in a non-member state and provided: (i) it is expedient to hear and determine the related actions together to avoid the risk of irreconcilable judgments resulting from separate proceedings; (ii) it is expected that the judgment of the non-member state will be capable of recognition and

Exhibit B-1-7

enforcement in England; and (ii) the English court is satisfied that a stay is necessary for the proper administration of justice.
we express no opinion on any provision in the English Law Document purporting to waive a forum non conveniens defence or other similar right;
we express no opinion as to whether any waiver by any party of its rights to immunity from legal proceedings in respect of its obligations under the English Law Document would be effective or enforceable;
Application of Foreign Law
under article 14 of Rome II, the parties may agree to submit non-contractual obligations arising out of or in connection with the English Law Document to the law of their choice. However, Rome II only permits the parties to make such an agreement if all of the parties are pursuing a commercial activity, the agreement is freely negotiated and the choice of law does not prejudice the rights of third parties. We have not ourselves investigated any of these matters and express no opinions on any of them;
where any obligation under the English Law Document is to be performed or observed, or is based upon a matter arising, in a country or jurisdiction outside England, such obligation may not be enforced under English law if it would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of that country or jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance;
if a party to the English Law Document is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom, or is otherwise the target of any such sanctions, then the obligations to that party under the English Law Document may be unenforceable or void;
Default Interest and Indemnities
any obligation to pay or to guarantee payment of interest on overdue amounts contained in the English Law Document may be held to be void or unenforceable. An English court will only give effect to such an obligation if it can be established that the rate of interest specified does not impose a detriment on the paying party out of all proportion to any legitimate interest of the receiving party in enforcing repayment of the amounts overdue and is therefore not a charge in the nature of a penalty. Should the court decide that the rate of interest amounts to a charge in the nature of a penalty, the obligation would be unenforceable and damages would only be recoverable according to normal common law rules. We can express no view on the question of whether any

Exhibit B-1-8

relevant rate of interest specified in the English Law Document constitutes a charge in the nature of a penalty;
any undertakings or indemnities given by any Obligor in the English Law Document in relation to United Kingdom stamp duties may be void or unenforceable under section 117 of the Stamp Act 1891;
the effectiveness of certain provisions exculpating (or, in the case of an indemnity, having the effect of exculpating) a party from liability or a duty otherwise owed may be limited by law;
an English court may refuse to give effect to any indemnity for legal costs incurred by an unsuccessful litigant and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before it;
we express no opinion as to whether an English court would give effect to a currency indemnity clause contained in the English Law Document. Whilst English courts may render judgments for a monetary amount in a foreign currency, the judgment may be converted into pounds sterling for the purposes of enforcement. There is also some possibility that an English court would hold that a judgment on the English Law Document would supersede the English Law Document so that any currency indemnity would not be held to survive judgment;
Discretions, Certifications and Amendments
where any party to the English Law Document is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such an opinion is based on reasonable grounds;
any provision of the English Law Document to the effect that any calculation, certification or determination will be final, conclusive and/or binding will not be effective if such calculation, certification or determination is fraudulent or has an unreasonable or arbitrary basis or is given without good faith or is manifestly inaccurate, and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party; and
we express no opinion on any provision in the English Law Document requiring written amendments or waivers in respect of the English Law Document insofar as it suggests that oral or other amendments or waivers could not be effectively agreed upon or granted by the parties. In addition, failure to exercise a right may operate as a waiver of that right notwithstanding any provision in the English Law Document to the contrary.
This opinion letter is given solely for the benefit of the person to whom it is addressed and solely in connection with the transactions contemplated by the Facility Agreement. This opinion letter may not be relied upon for any other purpose or by any other person. This opinion letter may not be transmitted or disclosed to any other person or be quoted or referred

Exhibit B-1-9

to in any public document without our prior written consent, save that it may be disclosed without such consent to:
any person to whom disclosure is required to be made by applicable law or court order or pursuant to the generally published rules of any supervisory or regulatory body or in connection with any judicial proceedings;
any ratings agency and its professional advisers;
the officers, employees, auditors and professional advisers of the addressees and their affiliates; and
any person, not otherwise an addressee of this opinion letter, who becomes a Lender and/or sub-participant in accordance with the Facility Agreement or is a potential sub-participant, transferee or assignee of the Lender, and their professional advisers, on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made and (iii) such person agrees not to further disclose this opinion letter or its contents to any other person, other than as permitted above, without our prior written consent.
This opinion letter is given by CMS Cameron McKenna Nabarro Olswang LLP which assumes liability, and is responsible, for it. No individual owes or shall owe any duty of care to any person for this opinion letter.
Yours faithfully

CMS Cameron McKenna Nabarro Olswang LLP

Exhibit B-1-10

Schedule 1
Definitions
In this opinion letter, the following terms have the following meanings:
“Certificates”: means the certificates from the officers of the Obligors addressed to the Administrative Agent, delivered as a condition precedent to the Facility Agreement and dated 12 October 2018.
“English Law Document”: means the Facility Agreement.
“English Obligor”: means CSC Computer Sciences International Operations Limited, a private limited liability company registered in England & Wales with registered number 07073279.
“Foreign Obligor”: means DXC Technology Company, a Nevada corporation.
“Obligors”: means the English Obligor and the Foreign Obligor.
“Resolutions”: means the written resolutions of the board of directors of the English Obligor dated 12 October 2018 approving, among other things, the execution and performance of the English Law Document.

Exhibit B-1-11

Exhibit B-2
[Form of Opinion of William L. Deckelman, Jr., Executive Vice President, General Counsel & Secretary for the Company]
William L. Deckelman, Jr.
Executive Vice President, General Counsel & Secretary
October 12, 2018
Lloyds Bank plc
10 Gresham Street
London
EC2V 7AE, as Administrative Agent
and each of the Lenders listed on the signature pages of the Credit Agreement referred to below

Re:
Credit Agreement dated as of October 12, 2018, by and among CSC Computer Sciences International Operations Limited, DXC Technology Company, the Lenders from time to time party thereto, and Lloyds Bank plc, as Administrative Agent.

Ladies and Gentlemen:
I am the Executive Vice President, General Counsel and Secretary of DXC Technology Company (formerly known as Everett SpinCo, Inc.), a Nevada corporation (the “Corporation”). This opinion is being rendered to you in connection with the Credit Agreement dated as of October 12, 2018 (the “Credit Agreement”), by and among CSC Computer Sciences International Operations Limited, a company incorporated in England, the Corporation, the Lenders from time to time party thereto, and Lloyds Bank plc, as Administrative Agent (the “Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
In rendering this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction as being true copies, of the following documents and instruments:

(a)	the Credit Agreement; and

(e)
resolutions of the Board of Directors of the Corporation in respect of the Credit Agreement and the transactions contemplated thereby, and a copy of the Articles of Incorporation and Bylaws of the Corporation in effect on the date hereof.

I have also reviewed such other documents, certificates or statements of public officials and such other persons, and have made such other investigation of fact and law, as I have deemed necessary for purposes of this opinion.

Exhibit B-2-1

With respect to questions of fact material to the opinions expressed below, I have, with your consent, relied upon certificates of public officials and officers of the Corporation, in each case without having independently verified the accuracy or completeness thereof.
Based upon the foregoing, I am of the opinion that:
The Corporation is a validly existing corporation in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own and operate its properties and to conduct its business as presently conducted. The Corporation is duly qualified to do business as a foreign corporation in good standing in all jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the Corporation.
No consent, approval or authorization of, and no registration, declaration or filing with, any administrative, governmental or other public authority of the United States of America or under the General Corporation Laws of the State of Nevada is required to be obtained or made by the Corporation for the execution, delivery and performance of the Credit Agreement by the Corporation, except such filings as may be required in the ordinary course to keep in full force and effect rights and franchises material to the business of the Corporation and in connection with the payment of taxes and except to the extent that the failure to obtain such consent, approval or authorization or to make such registration, declaration of filing would not have a material adverse effect on the Corporation.
The Corporation has all requisite power and authority to enter into the Credit Agreement and carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement.
The execution, delivery and performance by the Corporation of the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Corporation.
There is no charter, bylaw or capital stock provision of the Corporation and no provision of any indenture to which the Corporation is a party or under which it is obligated that would prohibit the execution, delivery and performance of any provision, condition, covenant or other term of the Credit Agreement.
The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:
In rendering the opinions above, I have assumed: (i) the due authorization, execution and delivery of each of the documents referred to in this opinion letter by all parties thereto (other than the Corporation) and that each such document constitutes a valid, binding and enforceable obligation of each party thereto (other than the Corporation), (ii) all of the parties to the documents referred to in this opinion letter are duly organized and validly existing and have the requisite power and authority (corporate, limited liability company, partnership or other) to execute, deliver and perform their obligations under such documents (except to the

Exhibit B-2-2

extent set forth in my opinions above regarding valid existence and power and authority of the Corporation to execute, deliver and perform its obligations under the Credit Agreement), (iii) each certificate from governmental officials reviewed by me is accurate, complete and authentic, and all official public records are accurate and complete, (iv) the legal capacity of all natural persons, (v) the genuineness of all signatures, (vi) the authenticity and accuracy of all documents submitted to me as originals, (vii) the conformity to original documents of all documents submitted to me as copies, (viii) that no laws or judicial, administrative or other action of any governmental authority of any jurisdiction not expressly opined to herein would adversely affect the opinions set forth herein and (ix) the execution, delivery and performance of the Credit Agreement do not, except to the extent set forth in the opinions above, breach or violate (x) any order, writ, judgment, injunction, decree, determination or award of any governmental authority applicable to the Corporation or any of its property or (y) any provision of any indenture, agreement or instrument to which the Corporation is a party or by which the Corporation or any of its property is bound.
The opinion expressed in paragraph 2 above is limited to those laws and regulations that, in my experience, are customarily applicable to transactions of the type embodied by the Credit Agreement.
No opinion is expressed herein as to (i) the effect of any state or federal securities laws or regulations insofar as they are applicable to or otherwise affect any party to the Credit Agreement, the transactions contemplated by the Credit Agreement or the exercise of any rights or remedies of any party to the Credit Agreement, (ii) state and federal laws and regulations applicable to banks, insurance companies or other financial institutions or the business, activities or lending transactions of the Agent, the Lenders or any assignee or participant of any such Person that may relate to the Credit Agreement or the transactions contemplated thereby or (iii) the validity, binding effect or enforceability of the Credit Agreement.
I am admitted to the practice of law in the Commonwealth of Virginia and the State of Texas. I call to your attention that I am not admitted to the practice of law in the State of Nevada; however, I am generally familiar with the General Corporation Law of the State of Nevada and have made such inquiries as I consider necessary to render the opinions expressed herein.
This opinion is limited to the effect of the present state of United States federal law and the General Corporation Law of the State of Nevada. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws, or the interpretation thereof, be changed.

Exhibit B-2-3

This opinion is rendered to the Agent and the Initial Lenders as of the date hereof in connection with the Credit Agreement, and may not be relied upon by any other person without my prior written consent.
Very truly yours,

William L. Deckelman, Jr.

Exhibit B-2-4

EXHIBIT C TO THE
CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

Lloyds Bank plc,
as Administrative Agent for the Lenders party
to the Credit Agreement referred to below
Lloyds Bank plc
150 Fountainbridge
Edinburgh
EH3 9PE
Attention: Scott Christie
[DATE]
Ladies and Gentlemen:
The undersigned, DXC Technology Company, a Nevada corporation, refers to the Credit Agreement dated as of October 12, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, CSC Computer Sciences International Operations Limited (company number 7073279), a company incorporated in England (the “Borrower”), certain Lenders party thereto and Lloyds Bank plc, as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(a)     The Funding Date of the Proposed Borrowing is ____________.
(b)     The Class of such Proposed Borrowing is ________________.
(c)     The aggregate amount of the Proposed Borrowing is [_______________].
[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(i)     The representations and warranties of the Company contained in Article IV of the Credit Agreement (other than the representations set forth in the second sentence of Section 4.01(e) and clause (i) of Section 4.01(f)) are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct)

Exhibit C-1

on and as of the date of the Proposed Borrowing, before and immediately after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except any such representation or warranty qualified by materiality, which was true and correct) as of such earlier date; and
(ii)     No event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.]

Very truly yours, DXC TECHNOLOGY COMPANY
By:
Name:
Title:

Exhibit C-2